As filed with the Securities and Exchange Commission on September 8, 2005
Registration No. 333-123159__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMAGENETIX, INC.
(Name of small business issuer in its charter)

Nevada	2833	87-0463772
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

16935 West Bernardo Drive, Suite 101
San Diego, California 92127
(858) 674-8455
(Address and telephone number of principal executive offices)

16935 West Bernardo Drive, Suite 101
San Diego, California 92127
(858) 674-8455
(Address of principal place of business or intended principal place of business)

William P. Spencer, Chief Executive Officer
16935 West Bernardo Drive, Suite 101
San Diego, California 92127
(858) 674-8455
(Name, address and telephone number of agent for service)

Copies to:
Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254 (Telephone)
(303) 770-7257 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-123159
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	1,672,500 Shares	$1.77(1)	$2,960,325	$349
Common Stock, $.001 par value, underlying Common Stock Purchase Warrants and Stock Options	4,844,351 Shares	$2.00(2)	$9,688,702	$1,140
Total				$1,489(3)

(1)	Based upon the closing price of our common stock on the Electronic Bulletin Board on March 3, 2005.
(2)	Based upon the highest exercise price under the warrants and options.
(3)	Previously paid.

In addition to the number of shares set forth above, the amount registered included any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.
The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to change	Dated September 8, 2005

1,672,500 Shares of Common Stock and
4,844,351 Shares of Common Stock
Underlying Common Stock Purchase Warrants and Stock Options

IMAGENETIX, INC.

This prospectus covers the resale of 1,672,500 shares of our common stock and 4,844,351 shares of our common stock underlying common stock purchase warrants and stock options. The shares of common stock and shares underlying the common stock purchase warrants and stock options may be offered by our selling stockholders from time to time in open market transactions at prevailing market prices.

Our common stock trades on the Electronic Bulletin Board under the symbol “IAGX.” On September 6, 2005 the closing price of the common stock was $2.19 per share.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2005.

TABLE OF CONTENTS

About this Prospectus	1
Summary	1
Risk Factors	4
Forward Looking Statements	7
Price Range of Common Stock	7
Use of Proceeds	8
Capitalization	8
Selected Financial Data	8
Management’s Discussion and Analysis of
Financial Condition and Results of Operations	9
Business	17
Management	25
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater than 5% of Our Common Stock	29
Selling Stockholders	30
Related Party and Other Material Transactions	36
Description of Capital Stock	36
Shares Eligible for Future Sale	38
Experts	39
Legal Matters	39
Where You Can Find More Information	39
Financial Statements	F-1

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

We develop, formulate and market on a private label basis over-the-counter, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we request and are offered through multiple channels of distribution, including direct marketing companies, also known as network marketing or multi-level marketing companies, and chain store retailers. Our primary product is Celadrin® which we have historically offered as a part of product formulations which we sold on a private label basis to our customers. Recently, however, we have begun offering Celadrin® as an ingredient which our customers may use in their own products.

A key part of our marketing strategy is our ability to provide to customers that distribute our products a “turnkey” approach to the marketing and distribution of our products. This turnkey approach provides our customers with all the services necessary to market our products, including developing specific product formulations, providing supporting scientific studies regarding the effectiveness of the product and arranging for the manufacture and marketing of the product.

We have developed and sold over 60 products and formulations to businesses and organizations that market these products through multiple channels of distribution, including direct marketing companies, mass marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television. We have also begun to offer Celadrin® products through customers that in turn offer their products containing Celadrin® to mass market retailers.

Our four largest customers accounted for 31%, 13%, 13% and 13%, respectively, of our net sales for the year ended March 31, 2005.

Our management and key personnel have many years experience in developing and selling nutritional products to direct marketers, health food stores and mass market merchandisers.

History

We were organized as a Nevada corporation in March 1988 under the name Capital Growth, Inc. and completed an initial public offering of our securities in 1989. Imagenetix, Inc. was incorporated in Colorado in July 1996 under the name Internet International Business Management, Inc. and changed its name to Imagenetix, Inc. in April 1999. In October 2000 we merged with Imagenetix, Inc. Under the terms of the merger, we issued 6,550,000 shares of our common stock and 3,315,000 common stock purchase warrants and stock options to the Imagenetix security holders to acquire all 6,550,000 shares of Imagenetix Inc.’s outstanding common stock, along with all of its stock options and common stock purchase warrants. Our principal executive offices are located at 16935 West Bernardo Drive, Suite 101, San Diego, California 92127, and our telephone number is (858) 674-8455.

The Offering

Securities offered by our selling stockholders	1,672,500 shares of common stock and 4,844,351 shares of common stock underlying common stock purchase warrants and stock options.

Securities outstanding prior to and after the offering	10,545,304 shares of common stock, which does not include shares issuable upon exercise of the 4,844,351 outstanding common stock purchase warrants and stock options.

Use of proceeds
We will not receive any proceeds from the sale of the common stock registered hereby. Any proceeds we receive from the exercise of common stock purchase warrants and stock options will be added to our working capital.

Electronic Bulletin Board symbol	IAGX

Description of Selling Stockholders

Through this prospectus, we are registering the resale of up to 1,672,500 shares of common stock and 4,844,351 shares of common stock underlying common stock purchase warrants and stock options. The 1,672,500 shares being registered hereby were purchased in a private placement of our common stock completed on January 19, 2005 and registered for resale by our prospectus dated March 18, 2005. The shares underlying 4,661,568 warrants and stock options were originally registered for resale by our prospectus dated July 26, 2002 and amended by our prospectuses dated August 25, 2003 and March 18, 2005 and were issued by us in 2000 and 2001 in consideration of loans granted to us. The remaining 187,783 stock options were issued to our placement agent in connection with the private placement.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus.

Consolidated Statement of Income Data:

	Years Ended March 31,		(Unaudited) Three Months Ended June 30,
	2005	2004	2005	2004

Net sales	$7,574,194	$4,568,264	$2,869,745	$1,186,163
Net Income	$753,936	$465,043	$304,011	$290,029
Net Income per basic share	$.08	$.05	$.02	$.03

Balance Sheet Data:

	March 31, 2005	(Unaudited) June 30, 2005

Working capital	$3,946,249	$4,407,070
Total assets	$5,772,511	$5,994,814
Total liabilities	$1,600,221	$1,332,754
Stockholders’ equity	$4,172,290	$4,662,060

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

There Is Only One Supplier for Celadrin®. If We Are Unable to Purchase Celadrin® from This Supplier, Our Business Would Be Harmed.

There is only one supplier for Celadrin®, which we use in over 80% of our products and which represented approximately 87% and 94% of our sales for the year ended March 31, 2005 and the three months ended June 30, 2005, respectively. We rely upon Celadrin® to expand our product lines and revenue in the future. If our Celadrin® supplier goes out of business or elects for any reason not to supply us with Celadrin®, we would have to find another Celadrin® supplier or suffer a significant reduction in our revenue.

We Rely upon a Limited Number of Customers the Loss of Which Would Reduce Our Revenue and Any Earnings.

Our four largest customers accounted for 31%, 13%, 13% and 13% of our sales for the year ended March 31, 2005. The loss of any of these customers would significantly reduce our revenue and adversely affect our cash flow and earnings, if any.

We Rely upon Other Outside Suppliers and Manufacturers to Produce Our Products Which Could Delay Our Product Deliveries.

All of our products are produced by outside manufacturers who process ingredients provided to them by our suppliers and with whom we have contracts. Our profit margins and our ability to deliver products on a timely basis are dependent upon these manufacturers and suppliers. Should any of these manufacturers or suppliers fail to provide us with product, we would be required to obtain new manufacturers and suppliers, which would be costly and time consuming and could delay our product deliveries.

Product Liability Claims Against Us Could Be Costly.

Some of our nutritional supplements contain newly-introduced ingredients or combinations of ingredients, and we have little long-term health information about individuals consuming those ingredients. If any of these products were thought or proved to be harmful, we could be subject to litigation. Although we carry product liability insurance in the face amount of $1,000,000 per occurrence and $2,000,000 in the aggregate and require our suppliers and manufacturers to include us as insured parties on their product liability insurance policies, our coverage may not be adequate to protect us from potential product liability claims and costs of defense.

We Are Subject to Intense Competition from Other Nutritional Supplement Marketers Which Could Reduce Our Revenue and Profit Margins.

Competition in the nutritional supplement market is intense. We compete with numerous companies that have longer operating histories, more products and greater name recognition and financial resources than we do. In order to compete, we could be forced to lower our product prices, which would reduce our revenue and profit margins.

We Are Highly Regulated, Which Increases Our Costs of Doing Business.

We are subject to laws and regulations which cover:

•	the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products;

•	the health and safety of food and drugs;

•	trade practice and direct selling laws; and

•	product claims and advertising by us; or for which we may be held responsible.

Compliance with these laws and regulations is time consuming and expensive. Moreover, new regulations could be adopted that would severely restrict the products we sell or our ability to continue our business.

There Are Limitations on the Liability of Our Officers and Directors Which May Restrict Our Stockholders from Bringing Claims.

Our Bylaws substantially limit the liability of our officers and directors to us and our stockholders for negligence and breach of fiduciary or other duties to us. This limitation may prevent stockholders from bringing claims against our officers and directors in the future.

Shares of Our Common Stock Which Are Eligible for Sale by Our Stockholders May Decrease the Price of Our Common Stock.

We have 10,545,304 common shares outstanding, all of which are freely tradeable or saleable under Rule 144 except for the 1,672,500 shares which we are registering hereby for resale. We also may have outstanding up to 4,844,351 free trading shares which we are also registering for resale hereby, following exercise of warrants and stock options. If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease.

There is a Limited but Potentially Volatile Trading Market in Our Common Stock, Which May Adversely Affect Our Stock Price.

Our common stock trades on the Electronic Bulletin Board. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

•	The lack of readily available price quotations;

•	The absence of consistent administrative supervision of “bid” and “ask” quotations;

•	Lower trading volume; and

•	Market conditions.

There could be wide fluctuations in the market price of our common stock. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Because Our Common Stock May Be Classified as “Penny Stock,” Trading in it Could Be Limited, and Our Stock Price Could Decline.

In the future, our common stock may fall under the definition of “penny stock” if our net tangible assets decline below $2,000,000. In such event, trading in our common stock would be limited because broker-dealers will be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share, other than a security that is registered on a national exchange or included for quotation on the Nasdaq system, unless, as in our case, the issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•	All compensation received by the broker-dealer in connection with the transaction;

•	Current quotation prices and other relevant market data; and

•
Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable “cooling off” periods prior to the commencement of this distribution.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that plan for or anticipate the future. These forward-looking statements include statements about the future of nutritional products, statements about our future business plans and strategies, and other statements that are not historical in nature. In this prospectus forward-looking statements are generally identified by the words “anticipate,”“plan,”“believe,”“expect,”“estimate,” and the like. Although we believe that the forward-looking statements made in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in the “Risk Factors” section of this prospectus, including the following:

•	Changes in general economic and business conditions affecting the nutritional supplement and personal care industries;

•	Changes in our business strategies; and

•	Market acceptance of our products.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the over-the-counter Electronic Bulletin Board of the NASD under the symbol “IAGX.” The range of high and low bid quotations for our common stock during the quarters indicated is shown below. Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect transactions, retail markups, mark downs or commissions.

Quarter Ended:

	Bid
	High	Low

September 30, 2005 (through September 6, 2005)	$2.20	$2.00
June 30, 2005	$2.40	$1.80

March 31, 2005	$2.15	$1.45
December 31, 2004	$1.65	$1.15
September 30, 2004	$1.34	$.86
June 30, 2004	$1.40	$.85

March 31, 2004	$1.25	$.90
December 31, 2003	$1.63	$1.05
September 30, 2003	$1.98	$.85
June 30, 2003	$.91	$.66

We have not declared any cash dividends on our common stock and do not intend to declare dividends in the foreseeable future. We intend to use our available funds for the development of our business. There are no material restrictions limiting, or likely to limit, our ability to pay dividends on our common stock.

As of June 30, 2005, we had approximately 350 stockholders of record.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders. Any proceeds we receive from the exercise of the 4,844,351 common stock purchase warrants and stock options will be added to our working capital.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005.

June 30, 2005

Common Stock, $.001, par value, 50,000,000 shares authorized, 10,538,304 shares outstanding	$10,539
Preferred Stock, $.001 par value, 5,000,000 shares authorized, no shares outstanding	$--
Capital in excess of par value	$4,453,332
Accumulated earnings	$198,189
Total stockholders’ equity	$4,662,060

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statemet of Income Data:

	Years Ended March 31,		(Unaudited) Three Months Ended June 30,
	2005	2004	2005	2004

Net sales	$7,574,194	$4,568,264	$2,869,745	$1,186,163
Net Income	$753,936	$465,043	$304,011	$290,029
Net Income per basic share	$.08	$.05	$.02	$.03

Balance Sheet Data:

	March 31, 2005	(Unaudited) June 30, 2005

Working capital	$3,946,249	$4,407,070
Total assets	$5,772,511	$5,994,814
Total liabilities	$1,600,221	$1,332,754
Stockholders’ equity	$4,172,290	$4,662,060

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Preliminary Notes Regarding Forward-Looking Statements

Investors should understand that several factors govern whether any forward-looking statement contained herein will be or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to our products and future economic performance. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development projects, all of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in any of the forward-looking statements contained herein will be realized. Based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure plans or other budgets, which may in turn affect our results of operations in light of the other significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Introduction

We develop, formulate and market on a private-label basis over-the-counter, natural-based nutritional supplements and skin-care products. Rather than market products directly to consumers, we market to business organizations who in turn market the products to consumers through their own private labels. Our products are primarily distributed through direct marketing companies and mass marketing companies. We also market Celadrin® as a branded ingredient to be used by our customers in their own product formulations.

Critical Accounting Policies and Estimates

We have identified eight accounting principles that we believe are key to an understanding of our financial statements. These important accounting policies require significant judgment on the part of management.

Cash and Cash Equivalents

For purposes of the financial statements, we consider all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable

Accounts receivable are carried at the expected net realizable value. The allowance for doubtful accounts is based on management’s assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there were a deterioration of a major customer’s creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of amounts due to us could be overstated, which could have a negative impact on operations.

Inventory

Inventory is carried at the lower of cost or market. Cost is determined by the first-in first-out method.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful life of five to seven years, except leasehold improvements which are depreciated over the lessor of the remaining lease life or the life of the asset, using the straight-line method. We follow the provisions of the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Long-lived Assets.” Long-lived assets and certain identifiable intangibles to be held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

Trademarks and Patents

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of four years for patents and 17 years for trademarks. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from individual intangible assets is less than its carrying value determined based on the provisions of SFAS No. 144 as discussed above.

Stock Based Compensation

We apply Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and disclosure,” require the Company to provide pro forma information regarding net income as if compensation cost for the Company’s stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, we estimate the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. SFAS No. 148 also provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. We have elected to continue to account for stock based compensation under APB No. 25. There were no stock options granted to employees in either of the two years ended March 31, 2005. We apply SFAS No. 123 in valuing options granted to consultants and estimates the fair value of such options using the Black-Scholes option- pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

Revenue Recognition

Revenue is recognized when the product is shipped. We evaluated whether an allowance for estimated returns is required based on historical returns. We have not had significant returns and accordingly, has not established an estimated allowance for returns at March 31, 2005.

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This statement requires an asset and liability approach for accounting for income taxes.

Results of Operations

Selected Financial Information

	Three Months Ended		Increase
	6/30/05	6/30/04	(Decrease)%
Statements of Operations:
Net sales	$2,869,745	$1,186,163	$1,683,582	141.9%
Cost of goods sold	1,596,807	712,931	883,876	124.0%
% of net sales	56%	60%	-4%	-7.4%
Gross profit	1,272,938	473,232	799,706	169.0%
% of net sales	44%	40%	4%	11.2%
Operating expenses
General and administrative	291,409	118,461	172,948	146.0%
Payroll expense	177,732	78,547	99,185	126.3%
Consulting expense	261,417	73,021	188,396	258.0%
Total operating expenses	730,558	270,029	460,529	170.5%
Interest expense	(12,981)	(6,750)	6,231	92.3%
Other income	8,912	1	8,911	NM
Provision for (benefit from) taxes	234,300	(93,575)	(327,875)	-350.4%
Net income	304,011	290,029	13,982	4.8%
Net income per share basic	0.03	0.03	0.00	0.0%
Net income per share diluted	0.02	0.03	(0.01)	-33.3%

Three Months Ended June 30, 2005, Compared to Three Months Ended June 30, 2004

Net Sales

Net sales for the quarter ended June 30, 2005, increased $1,683,582, 141.9%, to $2,869,745 compared to $1,186,163 for the quarter ended June 30, 2004. The primary reasons for the sales increase was that we sold CeladrinR as an ingredient to a new client and sales of our topical cream product containing CeladrinR to existing clients increased. We began selling CeladrinR as an ingredient into the mass market starting in October 2004, and since, products containing CeladrinR have been placed in over 10,000 stores throughout the country, including Wal-Mart, Albertsons and GNC Health Stores. We anticipate that the level of CeladrinR sales will continue to increase.

Cost of Goods Sold

Cost of goods sold as a percentage of net sales decreased from 60% for the quarter ended June 30, 2004, to 56% for the quarter ended June 30, 2005. This decrease was primarily due to the lower cost of goods sold associated with ingredient sales compared to private label finished goods. As mentioned above, we began selling CeladrinR as an ingredient into the mass market during October 2004. We anticipate the cost of goods sold will continue to reflect the increased proportion of ingredient sales.

General and Administrative

General and administrative expenses increased by $172,948, a 146.0% increase, to $291,409 for the quarter ended June 30, 2005, from $118,461 for the quarter ended June 30, 2004. The primary reasons for the increase were an approximate $24,000 increase to bad debts, $41,000 increase in travel costs associated with clinical research, $20,000 increase in the costs of delivery services, $18,000 increase in the cost of insurance and $69,000 increase in general expenses as a result of the increase in net sales.

Payroll Expense

Payroll expense increased to $177,732 for the quarter ended June 30, 2005, an increase of 126.3% or $99,185, compared to $78,547 for the quarter ended June 30, 2004. This increase was a result of additional personnel hired to support the increased selling and clinical research activities. We anticipate additional increases relative to increased net sales.

Consulting Expenses

Consulting expenses increased to $261,417 for the quarter ended June 30, 2005, an increase of 258.0% or $188,396, compared to $73,021 for the quarter ended June 30, 2004. This increase was a result an approximate $43,000 increase in clinical research and selling activities, an approximate $84,000 increase in auditing fees as a result of a change in accountants and an approximate $40,000 in litigation expenses. We anticipate additional increases as we continue with clinical testing and approaching new markets.

Provision for Income Taxes

As a result of the increased income for the quarter ended June 30, 2005, income tax expense of $234,300 was recognized during the current quarter compared to $93,575 of tax benefits being recognized during the quarter ended June 30, 2004. The quarter ended June 30, 2004, reflects tax loss carry- forwards. Since we have used up our federal and state tax loss carry- forwards, we anticipate income tax expense to increase in the future relative to income before taxes.

Liquidity and Capital Resources at June 30, 2005

Capital Resources

Working Capital
			Increase
	6/30/05	3/31/05	(Decrease)

Current assets	$5,739,824	$5,546,470	$193,354
Current liabilities	1,332,754	1,600,221	(267,467)
Working capital	$4,407,070	$3,946,249	$460,821

Long-term debt	$0.00	$0.00	$0.00
Stockholders’ equity	$4,662,060	$4,172,290	$489,770

Statements of Cash Flows Select Information

	Three Months Ended		Increase
	6/30/05	6/30/04	(Decrease)
Net cash provided by (used in):
Operating activities	$(527,718)	$69,115	$(596,833)
Investing activities	$(41,296)	$(27,830)	$(13,466)
Financing activities	$47,152	$0	$47,152

Balance Sheet Select Information
			Increase
	6/30/05	3/31/05	(Decrease)

Cash and cash equivalents	$1,509,624	$2,031,486	$(521,862)
Accounts receivable	$2,718,443	$2,064,089	$654,354
Inventory	$1,383,926	$1,382,495	$1,431
Accounts payable and accrued expenses	$1,002,178	$862,046	$140,132

We have historically financed our operations internally and through debt and equity financings. At June 30, 2005, we had cash holdings of $1,509,624, a decrease of $521,862 compared to March 31, 2005. Our net working capital position at June 30, 2005, was $4,407,070 compared to $3,946,249 as of March 31, 2005. We have a single source and exclusive supplier arrangement with our CeladrinR supplier. We use CeladrinR in approximately 80% of our products representing approximately 87% of our sales for the year ended March 31, 2005. The interruption of raw material from this supplier would adversely affect our business and financial condition. Although our client base is growing, the loss of any of our four largest customers would have a material adverse effect on our revenue and earnings. We believe that our cash position is sufficient to fund our operating activities for at least the next 12 months.

Results of Operations

Selected Financial Information

	Year Ended		Increase
	3/31/05	3/31/04	(Decrease)%

Statements of Operations
Net sales	$7,574,194	$4,568,264	$3,005,930	65.8%
Cost of goods sold	4,506,878	2,413,145	2,093,733	86.8%
% of net sales	60%	53%	7%	12.6%
Gross profit	3,067,316	2,155,119	912,197	42.3%
% of met sales	40%	47%	-7%	-14.2%
Operating expenses
General and administrative	932,104	805,572	126,532	15.7%
Payroll expense	579,043	496,347	82,696	16.7%
Consulting expense	516,729	274,452	242,277	88.3%
Total operating expenses	2,027,876	1,576,371	451,505	28.6%
Interest expense	(23,572)	(29,753)	(6,181)	-20.8%
Other income	5,523	4	5,519	NM
Provision for taxes	(267,455)	(83,956)	183,499	218.6%
Net income	753,936	465,043	288,893	62.1%
Net income per share basic	0.08	0.05	0.03	60.0%
Net income per share diluted	0.08	0.04	0.04	100.0%

Year Ended March 31, 2005 Compared to Year Ended March 31, 2004

Net Sales

Net sales for the year ended March 31, 2005 increased $3,005,930, 65.8%, to $7,574,194 compared to $4,568,264 for the year ended March 31, 2004. The primary reasons for the sales increase was that we sold CeladrinR as an ingredient to a new client and sales of our topical cream product containing CeladrinR to existing clients increased. We began selling CeladrinR as an ingredient into the mass market during our third fiscal quarter, and since, products containing CeladrinR have been placed in over 10,000 stores throughout the country, including Wal-Mart, Albertsons and GNC Health Stores. We anticipate that the level of CeladrinR sales will continue to increase.

Cost of Goods Sold

Cost of goods sold as a percentage of net sales increased from 53% for the year ended March 31, 2004 to 60% for the year ended March 31, 2005. This increase was primarily due to the lower selling margins associated with ingredient sales compared to private label finished goods. As mentioned above, we began selling CeladrinR as an ingredient into the mass market during our third fiscal quarter. We anticipate that profit margins will continue to reflect the increased proportion of ingredient sales.

General and Administrative

General and administrative expenses increased by $126,532, a 15.7% increase, to $932,104 for the year ended March 31, 2005 from $805,572 for the year ended March 31,2004. The primary reasons for the increase were a $58,693 increase to uncollectible receivables, a $37,113 increase in costs associated with clinical research, and an approximate $30,000 increase in general expenses as a result of the increase in net sales.

Payroll Expense

Payroll expense increased to $579,043 for the year ended March 31, 2005, an increase of 16.7% or $82,696, compared to $496,347 for the year ended March 31, 2004. This increase was a result of additional personnel hired to support the increased selling and clinical research activities. We anticipate additional increases relative to increased net sales.

Consulting Expenses

Consulting expenses increased to $516,729 for the year ended March 31, 2005, an increase of 88.3% or $242,277, compared to $274,452 for the year ended March 31, 2004. This increase was a result of the increased clinical research and selling activities. We anticipate additional increases as we continue with clinical testing and approaching new markets.

Provision for Income Taxes

As a result of the increased income for the year ended March 31, 2005, income tax expense increased $183,499 or 218.6% to $267,455 compared to $83,956 for the year ended March 31, 2004. Since we have used up our federal and state tax loss carry-forwards, we anticipate income tax expense to increase in the future relative to net sales and profit before taxes.

Liquidity and Capital Resources at March 31, 2005

	Year Ended		Increase
	3/31/05	3/31/04	(Decrease)

Working Capital

Current assets	$5,546,470	$2,249,261	$3,297,209
Current liabilities	1,600,221	815,054	785,167
Working capital	$3,946,249	$1,434,207	$2,512,042
Long-term debt	$0.00	$0.00	$0.00
Stockholders’ equity	$4,172,290	$1,589,684	$2,582,606

Statements of Cash Flows Select Information

Net cash provided (used) by:

Operating activities	$(107,858)	$93,384	$(201,242)
Investing activities	$(86,660)	$(41,093)	$(45,567)
Financing activities	$1,771,627	$138,156	$1,633,471

Balance Sheet Select Information

Cash and cash equivalents	$2,031,486	$454,377	$1,577,109
Accounts receivable	$2,064,089	$803,832	$1,260,257
Inventory	$1,382,495	$986,052	$396,443
Accounts payable and accrued expenses	$862,046	$396,833	$465,213

Liquidity and Capital Resources at March 31, 2005

We have historically financed our operations internally and through debt and equity financings. At March 31, 2005, we had cash holdings of $2,031,486, an increase of $1,577,109 compared to March 31, 2004. Our net working capital position at March 31, 2005, was $3,946,249 compared to $1,434,207 as of March 31, 2004. We have a single source and exclusive supplier arrangement with our Celadrin (Registered) supplier. We use Celadrin (Registered) in approximately 80% of our products representing approximately 87% of our sales for the year ended March 31, 2005. The interruption of raw material from this supplier would adversely affect our business and financial condition. Although our client base is growing, the loss of any of our four largest customers would have a material adverse effect on our revenue and earnings. We believe that our cash position is sufficient to fund our operating activities for at least the next 12 months.

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB. No. 43, Chapter 4”. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “... under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges....” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company will adopt this standard on January 1, 2006. Management is still evaluating the impact this standard will have on our financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment.” This Statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company will adopt this standard on January 1, 2006. Management is still evaluating the impact this standard will have on our financial statements.

BUSINESS

Our Business

We develop, formulate and market on a private label basis over-the-counter, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we request and are offered through multiple channels of distribution including direct marketing companies, mass marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television.

A key part of our marketing strategy is our ability to provide to customers that distribute our products a “turnkey” approach to the marketing and distribution of our products. Our “turnkey” approach provides:

•	Specific product formulations requested by our customers;

•	Scientific studies to support claims made for our products;

•	Assistance in complying with U.S. laws and regulations;

•	Assistance in obtaining foreign country regulatory approval for sale of our products;

•	Marketing materials and marketing assistance to support product sales; and

•	Manufacture of products with delivery directly to the customer.

Following development of a new product, and on behalf of our customers, we:

•	Conduct and complete any scientific studies necessary for regulatory compliance;

•	Arrange for the manufacture of finished products to our specifications; and

•	Develop marketing tools and plans to promote product sales, including labels and graphic designs, promotional brochures and providing speakers to promote the products.

Our management and key personnel have many years experience in developing and selling nutritional products to domestic and international marketers, including direct marketers, health food stores and mass market merchandisers.

We currently sell over 60 products and formulations to businesses and organizations that market these products through multiple channels of distribution, including direct marketing companies, mass marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television. Our three largest customers, accounted for 30%, 10% and 10%, respectively, of our net sales for the year ended March 31, 2004 and our four largest customers accounted for 31%, 13%, 13% and 13% for the year ended March 31, 2005.

Our Strategy

We are a developer, formulator and supplier of natural-based products, designed to enhance human and animal health. We develop, formulate and private label over-the-counter topical creams, nutritional and skin care products marketed globally through multiple channels of distribution. Our strategy involves:

•	Continuing to develop innovative and proprietary nutritional and skin care products;

•	Continuing to offer “turnkey” services, including product development, regulatory compliance, manufacturing and marketing services, to assist our customers in quickly bringing new products to market;

•	Marketing our products internationally by assisting our customers in registering their products for sale in foreign countries.

To date, we have completed the registration of over 25 products in foreign countries, including Japan, Australia, Norway, Venezuela, Germany, India and Canada. Most of the products registered contain our proprietary Celadrin® compound.

Industry Overview

The dietary supplement industry is highly diversified and intensely competitive. It includes companies that manufacture, distribute and sell products that are generally intended to supplement our daily diets with nutrients that may enhance the body’s performance and well-being. Dietary supplements include vitamins, minerals, herbs, botanicals, amino acids and compounds. Specific statutory provisions governing the dietary supplement industry were codified in the Dietary Supplement Health and Education Act. This act provides new statutory protections for dietary supplements and allows for statements that inform consumers of the effect dietary supplements have upon the structure or functions of the body.

We expect that the following factors will contribute to the ongoing growth of the domestic nutritional supplement industry:

•	The aging of the American population, which is likely to cause increased consumption of nutritional supplements;

•	New product introductions in response to new research supporting the positive health effects of certain nutrients;

•	The nationwide trend toward preventative medicine resulting from rising health care costs;

•	Increased consumer interest in alternative health products such as herb-based nutritional supplements;

•	A heightened awareness of the connection between diet and health.

Nutritional supplements are sold primarily through:

•	Mass market retailers, including mass merchandisers, drug stores, supermarkets and discount stores;

•	Health food stores;

•	Mail order companies; and

•	Direct sales organizations, including network marketing companies.

Products

We offer a variety of specialized proprietary nutritional formulations, over-the-counter topical creams, and skin care products. Since beginning operations in February 1999, we have developed and sold over 60 products and formulations to businesses and organizations that market these private labeled products through multiple channels of distribution, including direct selling, sales to mass market retailers, direct response radio, nutritional newsletters and medical care professionals. Our product formulations may be developed by our customers, co-developed by us and our customers or developed exclusively by us for the customer.

Our leading product is Celadrin®, a nutritional supplement compound comprised of a complex of fatty acid esters which plays a role in human and animal joint health and scientifically supported by our clinical studies. For the  nine months ended December 31, 2004, approximately 89 % of our revenue, was generated from the sale of various formulations containing Celadrin®. Historically, we have offered Celadrin® as part of a formulated branded or private label product. However, for the past six months we have begun to offer Celadrin® as a branded ingredient to be used by our customers in their own product formulations.

A number of safety and efficacy studies have been conducted on Celadrin®’s principal composition, cetylated fatty acids. Studies have been presented at international scientific conferences, with two studies having been published in the Journal of Rheumatology and one study published in the Journal of Strength and Conditioning Research. We are continuing research to determine Celadrin®’s effects on the body, including any role it may play in providing support for the normal functioning of muscles and joints. We produce a wide range of formulas using the Celadrin® compounds and market these formulations through multiple distribution channels. Many of our customers resell Celadrin® and other formulated products under their own labels and trade names. We do not own or have any ownership interest in the labels or trade names under which these products are sold. Using multiple manufacturing processes to produce Celadrin®, we offer the product to our customers in soft gel capsule, tablet, two-piece capsules and topical cream forms.

In January 2004 our Celadrin® compound was approved by the government of India as a prescription drug for treating joint pain. Previously, in August 2002 we entered into an exclusive purchase and supply agreement with Cymbiotics to distribute Celadrin® to hospitals and clinics in India and certain other countries. The agreement expires on December 31, 2005 with a three year option if Cymbiotics meets specific minimum purchase requirements.

In June 2004 we entered into an agreement with Proprietary Nutritionals Inc. to globally promote and market our Celadrin® compound on a non-exclusive basis throughout the world, except India and China. The agreement includes a marketing and branding program supported by media and other advertising.

In January 2005 we entered into a two-year spokesperson agreement with Tony and Alicia Gwynn whereby they will actively promote Celadrin®. Tony Gwynn is known for his achievements as a major league baseball player for the San Diego Padres and an eight time National League batting champion.

We use paid consultants who are medical doctors, scientific research consultants, independent scientific researchers and laboratories and universities to assist us in the development and testing of our products. We also have a clinical research consultant, Robert L. Hesslink, Jr. Sc.D., who offices with us, and consults with us on an active basis. Dr. Hesslink’s background may be found under “Management-Consultants” below. We believe Celadrin® will be our principal compound in the near future. We intend to expand the number of customers who use this compound in formulas and to develop other formulas for new customers.

In addition to Celadrin®, which we sell in many formulations including an oral product, a cream, and as a pet product, we have also developed other natural based products designed to address specific health issues, including compounds and formulations involving a proprietary blend of fruit and vegetable extracts which represented approximately 8% of our sales for the year ended March 31, 2005.

We have recently developed Puricell which is a clinically studied, anti-wrinkle face cream product. We are slated to begin the commercialization of Puricell in an infomercial format which is projected to be released in the first calendar quarter of 2006. Daniela Pestova, Victoria Secret’s model and two-time Sports Illustrated cover girl, is the spokesperson for Puricell anti-wrinkle products and will be featured in the infomercial.

Raw Materials and Manufacturing

We develop and formulate proprietary, natural based, nutritional supplements, over-the-counter topical creams and skin care products but do not manufacture any of these products. We currently purchase ingredients from suppliers for delivery to manufacturers chosen by us. We have an agreement with our sole supplier of Celadrin® to purchase sufficient quantities of the compound to meet our anticipated needs through January 2007. We believe this agreement can be extended although we can give no such assurance. All other ingredients can be obtained from a number of suppliers, although the loss of any supplier could adversely affect our business.

We use a number of manufacturers to combine ingredients furnished by our suppliers into our nutritional and skin care products. By outsourcing product manufacture, we eliminate the capital required to manufacture our own products and increase the flexibility of our manufacturing resources. We have written confidentiality and exclusivity agreements with key manufacturers and believe suitable replacement manufacturers are available. However, the loss of a manufacturer could adversely affect our business.

Marketing

Since inception, we have marketed our products to clients in multiple channels of distribution with initial emphasis placed upon direct selling companies. Our marketing strategy consists of:

•
Continuing to offer our proprietary products to existing customers while seeking new customers, emphasizing those engaged in the direct selling and mass marketing of nutraceutical supplements and other nutraceutical products;

•	Continuing to assist our customers in designing new nutritional, topical, and skin care products using our formulations;

•	Continuing to design marketing materials, provide marketing spokespersons and offering other value added services to assist customers in expanding their sales of our product;

•	Developing and offering new products to direct marketing and mass marketing companies;

•	Offering products for distribution through medical and nutritional oriented professionals;

•	Offering products for distribution through direct response radio and television.

We will continue to offer our customers a turn key approach to their product needs. This approach emphasizes providing the customer with the support necessary to allow them to sell our products, including providing the scientific studies required by U.S. and foreign regulators, tailoring our product formulations specifically for each customer, obtaining approvals in foreign countries for our customers to market there, providing full marketing support for the products, including product information, product descriptions and speakers to discuss products at customer conventions and seminars and arranging for manufacture and shipment of the products according to customer instructions. We currently sell to ten direct selling distribution companies and national distributors.  For the year ended March 31, 2005, 98% of our sales were made in the U.S.

Competition

The nutritional supplement and skin care industries are large and intensely competitive. We compete generally with companies that manufacture and market competitive nutritional products in each of our product lines, including companies such as Twin Labs, Weider Nutrition, IVC Industries and Perrigo. We also compete with companies that supply nutritional products to direct distribution companies, such as DNF, Leiner Health, Natural Alternatives, Vitatech and Chemins. We also compete with companies that develop and sell skin care products, such as West Coast Cosmetics, CA Botana and Cosmetic Products International.

Competitive factors in the nutritional supplement and skin care markets include product effectiveness, scientific validation, proprietary formulations, price, quality of products, reliability of product delivery and marketing services offered to customers. We believe we compete favorably with respect to each of these factors. Nevertheless, most of our competitors have longer operating histories, wider product offerings, greater name recognition and financial resources than do we. However, we believe our turnkey approach of offering our customers significant regulatory and marketing support, as well as unique, scientifically validated products, improves our competitive position.

Government Regulation

In both the United States and foreign markets, we are subject to extensive laws and governmental regulations at the federal, state and local levels. For example, we are subject, directly or indirectly, to regulations pertaining to:

•	Dietary ingredients;

•	The manufacturing, packaging, labeling, promotion, distribution, importation, sale and storage of our products;

•	Product claims, labeling and advertising (including direct claims and advertising by us as well as claims in labeling and advertising by others, for which we may be held responsible);

•	Transfer pricing and similar regulations that affect the level of foreign taxable income and customs duties; and

•	Taxation, which in some instances may impose an obligation on us to collect taxes and maintain appropriate records.

The dietary ingredients, manufacturing, packaging, storing, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by one or more governmental agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the Department of Agriculture, the Department of Customs, the Patent and Trademark Office, and the Environmental Protection Agency. Our activities are, or may be, regulated by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and/or sold. The FDA, in particular, regulates the ingredients, manufacture, packaging, storage, labeling, promotion, distribution and sale of foods, dietary supplements and over-the-counter drugs, such as those we distribute. We and our suppliers are required by FDA regulations to meet relevant current good manufacturing practice guidelines for the preparation, packing and storage of foods and drugs. The FDA has also published proposed rules for the establishment of good manufacturing practices for dietary supplements, but it has not yet issued a proposal rule. The FDA conducts unannounced inspections of companies that manufacture, distribute and sell dietary supplements, issues warning letters for rule violations found during these inspections and refers matters to the U.S. Attorney and Justice Department for prosecution under the Federal Food, Drug and Cosmetic Act. There can be no assurance that the FDA will not question our labeling or other operations in the future.

The Dietary Supplement Health and Education Act revised the provisions governing dietary ingredients and labeling of dietary supplements. The legislation created a new statutory class of “dietary supplements.” This new class includes vitamins, minerals, herbs, botanicals, other dietary substances to supplement the daily diet, and concentrates, metabolites, constituents, extracts and combinations thereof. The legislation requires no federal pre-market approval for the sale of dietary ingredients that were on the market before October 15, 1994. Since cetylated fatty acids, the primary ingredient in Celadrin®, was on the market prior to October 15, 1994, we have not been required to provide the FDA with any proof as to safety or efficacy of Celadrin®. Dietary ingredients first marketed after October 15, 1994 may not be distributed or marketed in interstate commerce unless:

•	The manufacturer has proof that the dietary ingredient has been present in the food supply as an article used for food and in a form in which the food has not been chemically altered, or

•	The manufacturer supplies the FDA with proof to the FDA’s satisfaction of the dietary ingredient’s safety.

Manufacturers and distributors of dietary supplements may include statements of nutritional support, including structure and function claims, on labels and in advertising if:

•	The claims are corroborated by “competent and reliable scientific evidence” consistent with FTC standards for advertising review;

•	The claims for labels and labeling are filed in a certified notice with the FDA no later than 30 days after first market use of the claims;

•	The manufacturer retains substantiation that the claims are truthful and non-misleading;

•	Each claim on labels and in labeling is cross-referenced by an asterisk to a mandatory FDA disclaimer.

The majority of the products marketed, or proposed to be marketed, by us are classified as dietary supplements. In September 1997, the FDA issued regulations governing the labeling and marketing of dietary supplement products. The regulations cover:

•	The identification of dietary supplements and their nutrition and ingredient labeling;

•	The terminology to be used for nutrient content claims, health claims and statements of nutritional support, including structure and function claims;

•	Labeling requirements for dietary supplements for which “high potency” and “antioxidant” claims are made;

•	Notification procedures for statements of nutritional support, including structure and function claims, on dietary supplement labels and in their labeling;

•	Pre-market notification procedures for new dietary ingredients in dietary supplements.

Dietary supplements are subject to federal laws dealing with drugs and regulations imposed by the FDA. Those laws regulate, among other things, health claims, ingredient labeling and nutrition content claims characterizing the level of nutrient in the product. They also prohibit the use of any health claim for dietary supplements, unless the health claim is supported by significant scientific agreement and is pre-approved by the FDA. A federal court has ruled that the FDA must authorize health claims presented to the agency in health claims petitions unless they are inherently misleading and must rely on disclaimers to eliminate any potentially misleading connotation conveyed by a claim. The court also held that even claims not supported by significant scientific agreement must be allowed if disclaimers can correct misleading connotations.

Prior to permitting sales of our products in foreign markets, we may be required to obtain an approval, license or certification from the country’s ministry of health or comparable agency. The approval process generally would require us to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. These approvals may be conditioned on reformulation of our products or may be unavailable with respect to certain products or certain ingredients. We must also comply with product labeling and packaging regulations that vary from country to country.

The Federal Trade Commission, which exercises jurisdiction over the marketing practices and advertising of products similar to those we offer, has in the past several years instituted enforcement actions against several dietary supplement companies for deceptive marketing and advertising practices. These enforcement actions have frequently resulted in consent orders and agreements. In certain instances, these actions have resulted in the imposition of monetary redress requirements. Importantly, the commission requires that “competent and reliable scientific evidence” corroborate each claim of health benefit made in advertising before the advertising is first made. A failure to have that evidence on hand at the time an advertisement is first made violates federal law. While we have not been the subject to enforcement action for the advertising of its products, there can be no assurance that this agency will not question our advertising or other operations in the future.

We believe we are in compliance with all material government regulations which apply to our products. However, we are unable to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These future changes could, however, require the reformulation or elimination of certain products; imposition of additional record keeping and documentation requirements; imposition of new federal reporting and application requirements; modified methods of importing, manufacturing, storing or distributing certain products; and expanded or different labeling and substantiation requirements for certain products and ingredients. Any or all of these requirements could harm our business.

Trademarks and Patents

We received a trademark for “Celadrin” in February 2002.

In March 2003 we filed a patent application for Genepril, seeking approval of claims for the prevention and treatment of various types of arthritis and other inflammatory joint diseases, as well as periodontal, psoriasis, lupus and cardiovascular conditions. In June 2005 we received notification that our application would be approved and a patent issued. There can be no assurance that others may not develop compounds superior to Genepril.

Employees

At August 31, 2005, we had 7 full-time employees, including our executive officers.

Facilities

We rent 5,768 square feet of office space at 16935 West Bernardo Drive, Suite 101 and 101A, San Diego, California 92127 under a three-year lease ending December 2005 for $16,875 per month.

Litigation

We are named as a cross-defendant in one currently pending lawsuit alleging that a product containing ephedra caused injuries and damages to the plaintiff. The suit, which is entitled “Piantodosi vs. Integris Global, L.P., et al” civil action number 3:03CV 0782 was filed in the United States District Court for the District of Connecticut. We have denied the plaintiff’s allegations and are vigorously engaged in the defense of this lawsuit. We believe that this lawsuit will not have a material adverse effect on our operations or financial condition.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position

William P. Spencer	53	Chief Executive Officer, President, and Director
Debra L. Spencer	53	Secretary, Treasurer and Director
Derek C. Boosey	63	Vice President - International
Barry S. King	60	Director
Lowell W. Giffhorn	58	Chief Financial Officer

The business experience of each of our executive officers and directors is set forth below.

William P. Spencer has served as our president since January 1999. From January 1986 to December 1996 he served as chief operating officer, chief financial officer and executive vice-president of Natural Alternatives International, Inc., a company engaged in the formulation and production of encapsulated vitamins and nutrients. He was president of NAI from December 1996 to October 1998 and was a director from January 1986 to October 1998. From 1976 to 1988 he was a regional vice president for San Diego Trust and Savings Bank. Mr. Spencer earned a B.S. degree in finance and an MBA degree from San Diego State University.

Debra L. Spencer has served as our secretary and treasurer since March 1999. Her responsibilities also include product label copy and graphic design in compliance with FDA regulations as well as developing marketing materials for our private label products. From 1970 to 1981 she was an Executive Assistant to the Vice President of a local San Diego bank. She was a homemaker from 1981 to 1987. From 1987 to 1993 she served as vice president, secretary and treasurer for Vitamin Direct, Inc., a consumer mail order vitamin company.

Derek C. Boosey has served as our vice-president—international since September 1999. From 1994 to September 1999, he was new business manager for National Alternatives International, Inc., and from 1990 to 1994 was director of marketing for Atheletics Canada. From 1984 to 1990, Mr. Boosey was a technical advisor to the Korean Ministry of Sports and a sports and marketing consultant for MKC International. He earned degrees in physical education from Keele University (England) and Opu University (England) and is the Senior Olympics world record holder in the triple jump in the age 55 to 60 class.

Barry S. King joined our Board in 2003. He was the Director of Marketing for the United States Olympic Committee from 1987 to 2002. Since 2002, Mr. King has been the Vice President and General Manager of Triactive America. Mr. King graduated with a B.A. degree from the University of Colorado in 1969.

Lowell W. Giffhorn has served as our Chief Financial Officer since July 2005. Mr. Giffhorn was the Chief Financial Officer of Patriot Scientific Corp., a publicly held semiconductor and intellectual property company, from May 1997 to June 2005 and has been a member of its Board of Directors since August 1999. From June 1992 to August 1996 and from September 1987 to June 1990 he was the CFO of Sym-Tek Systems, Inc. and Vice President of Finance for its successor, Sym-Tek Inc., a supplier of capital equipment to the semiconductor industry. Mr. Giffhorn obtained a M.B.A. degree from National University in 1975 and he obtained a B.S. in Accountancy from the University of Illinois in 1969. Mr. Giffhorn is also a director and chairman of the audit committee of DND Technologies, Inc., a publicly held company.

Directors hold office for one year and until their successors are elected and duly qualified. William P. Spencer and Debra L. Spencer are married to each other. Our full Board of Directors acts as our audit committee and nominating committee.

Significant Employees and Consultants

Robert L. Hesslink, Jr. Sc.D., consults on and evaluates clinical research conducted on our products. Dr. Hesslink received his Doctorate of Science from the Department of Health Sciences at Boston University in 1987. Following his 1986 commission into the U.S. Navy Medical Services Corp., he was stationed at the Naval Medical Research Institute, Bethesda, MD from 1986 to 1990. During his tenure, Dr. Hesslink published research pertaining to cold water immersion and cold habituation in the Journal of Applied Physiology and the American Journal of Physiology. Dr. Hesslink has consulted for national and international companies on research projects directed at applied nutrition and physiology since 1990. He has coordinated over 20 studies in the last three years for academic institutions, including the University of Maryland School of Medicine, University of California, San Diego, Department of Animal Sciences, Ball State University, Human Performance Laboratory, University of Utah, Division of Food Sciences and Nutrition and the Uniform Services University of Health Sciences, Department of Military Medicine.

Kenneth Cole serves as a speaker and marketing consultant to us. He is a dual Olympian in basketball, and as a coach, his teams won 13 national Australian titles. In 2000 Mr. Cole carried the Olympic torch in the Sydney torch relay and was awarded the Australian Sports Medal of Honor. Mr. Cole was appointed Secretary for the Australian Council for Health, Physical Education and Recreation in 1975. He is also an internationally recognized motivational speaker.

In January 2005 we retained Tony and Alicia Gwynn for a two-year period to promote our Celadrin® products. Tony Gwynn is known for his achievements as a Major League baseball player for the San Diego Padres. He is also a national sports broadcaster for ESPN. He is the head baseball coach for the San Diego State Aztecs, as well as an eight time National League batting champion. Tony and Alicia Gwynn have used our Celadrin® products and will be actively promoting their benefits. We have agreed to pay a total of $282,000 under the agreement.

In January 2005 we entered into a consulting agreement with Business Partners Operations, LLC., a company in which Gary McAdam, one of our principal stockholders, is an officer and principal stockholder. Under the agreement, Mr. McAdam provides us with business services and advice in the areas of finance and marketing strategies. The agreement calls for us to pay a monthly fee of $7,500 and can be terminated by either party with a 30 day notice.

Executive Compensation

SUMMARY COMPENSATION TABLE

					LONG TERM COMPENSATION
	ANNUAL COMPENSATION				AWARDS		PAYOUTS
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
NAME AND PRINCIPAL POSITION	YEAR	SALARY($)	BONUS($)	OTHER ANNUAL COMPEN- SATION($)	RESTRICTED STOCK AWARD(S)	SECURITIES UNDERLYING OPTIONS/ SARS(#)	LTIP PAYOUTS($)	ALL OTHER COMPEN- SATION($)
William P. Spencer	2005	95,417	70,000	—	—	—	—	—
President and	2004	90,000	—	—	—	—	—	—
Chief Executive Officer	2003	61,691	—	—	—	—	—	—

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/SAR Values

(a)	(b)	(c)	(d)		(e)
			Number of Securities		Value of Unexercisable
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs		Options/SARs
	Acquired on	Value	at Fiscal Year End		at Fiscal Year End
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
William P. Spencer	—	—	150,000	—	$125,000	—

The fair market value of the unexercised in-the-money options at March 31, 2005 was determined by subtracting the option exercise price from the last sale price as reported on the Electronic Bulletin Board on March 31, 2005, which was $2.00.

We have not awarded stock appreciation rights to any of our employees. We do not have long-term incentive plans.

No direct or indirect remuneration has been paid or is payable by us to our directors in their capacity as directors other than the granting of stock options and reimbursement of expense. We expect that, during the next twelve months, we will not pay any direct or indirect remuneration to any directors in their capacity as directors other than in the form of stock options grants and the reimbursement of expenses of attending directors’ or committee meetings.

We do not have employment contracts with any of our executive officers.

Equity Compensation Plan Information

			Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted average	issuance under equity
	exercise of outstanding	exercise price of	compensation plans
	options, warrants and	outstanding options,	(excluding securities
	rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by securities holders	660,000	$1.43	1,055,000

Equity compensation plans not approved by security holders	4,228,848	$1.25	0

Total	4,888,848	$1.27	1,055,000

Common shares issuable on the exercise of common stock warrants have not been approved by the security holders, and accordingly, have been segregated in the above table.

Stock Option Plan

In August 2000 we adopted a Stock Option Plan, which we refer to as the “Plan,” which provides for the grant of stock options intended to qualify as “incentive stock options” and “nonqualified stock options” (collectively “stock options”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the “Code”). Stock options may be issued to any of our officers, directors, key employees or consultants.

Under the Plan, we have reserved 1.5 million shares underlying stock options for issuance, of which 670,000 options have been granted to executive officers, employees and consultants at prices ranging from $.86 to $2.00 per share. The Plan is administered by the full Board of Directors, who determine which individuals shall received stock options, the time period during which the stock options may be exercised, the number of shares of common stock that may be purchased under each stock option and the stock option price.

The per share exercise price of incentive stock options may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the common stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options will not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the common stock subject to the stock option on the date of grant.

No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Except as otherwise determined by the Board of Directors, stock options may be exercised only if the stock option holder remains continuously associated with us from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan may not be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding. No stock options will be granted by us at an exercise price less than 85% of the fair market value of the stock underlying the option on the date the option is granted.

Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

•	A breach of the director’s duty of loyalty to our company or our stockholders;

•	Acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or

•	Transactions from which the director derived an improper personal benefit.

Our Articles of Incorporation require us to indemnify all persons whom we may indemnify pursuant to Nevada law to the full extent permitted by Nevada law.

Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

The following table sets forth certain information concerning our common stock ownership as of August 31, 2005, by (1) each person who is known by us to be the beneficial owner of more than five percent of our common stock; (2) each of our directors; and (3) all of our directors and executive officers as a group. The address of each such stockholder is in care of us at 16935 West Bernardo Drive, Suite 101, San Diego, California 92127.

Name of Beneficial Owner	Amount of Beneficial Ownership (1) (2)	Percent of Ownership Before Offering
William P. and Debra L. Spencer (3)	2,965,000	27.7%
Barry S. King	10,000	*
Gary J. McAdam (4)	2,741,483	23.4%
James Scibelli (5)	1,069,750	9.5%
All officers and directors as a group (5 persons)	3,450,000	31.5%

*	Represents less than 1%
(1)	Reflects amounts as to which the beneficial owner has sole voting power and sole investment power.
(2)	Includes stock options and common stock purchase warrants exercisable within 60 days from the date hereof.
(3)	Comprised of 2,790,000 shares and 175,000 stock options. William P. and Debra Spencer are husband and wife and are deemed to share beneficial ownership of these shares and options.
(4)	Comprised of 1,435,557 shares and 1,305,926 common stock purchase warrants, all of which are owned by entities controlled by Mr. McAdam.
(5)	Includes 370,000 shares and 699,750 common stock purchase warrants, all of which are owned by entities controlled by Mr. Scibelli.

SELLING STOCKHOLDERS

We have outstanding and are registering by this prospectus 1,672,500 shares of our common stock and an aggregate of 4,844,351 shares of common stock issuable upon exercise of common stock purchase warrants and stock options. The warrants and options are comprised of the following:

•	997,625 Class A warrants exercisable at $1.00 per share issued as consideration for loans advanced to us in 2000;

•	1,570,000 Class B warrants exercisable at $1.10 per share issued as consideration for loans advanced to us in 2000;

•	750,000 Class C warrants exercisable at $2.00 per share, issued as a part of a private placement of our securities in October 2000;

•	125,000 Class D warrants exercisable at $1.75 per share issued for consulting services;

•	250,000 Class E warrants exercisable at $.70 per share issued as additional consideration for a $1,000,000 credit facility;

•	660,000 stock options issued to employees, executive officers and consultants;

•	318,976 warrants exercisable at $1.00 issued to our stockholders of record as of September 14, 2000; and

•	167,250 stock options exercisable at $1.20 per share.

We are registering for resale the common stock underlying all of the above warrants and options. The Class A, Class B, Class C, Class D and Class E warrants expire in October 2007. The 318,976 warrants expire in October 2007 and the 167,250 stock options expire in January 2009. The Class A warrants may be called upon 30 days’ notice to the warrant holders if our common stock trades at $3.00 per share or more for ten consecutive trading days. The Class B and Class E warrants may be exercised on a cashless basis but may not be called. The Class C and Class D warrants may be called on 30 days’ notice to the warrant holders if our common stock trades at $6.00 per share or more for ten consecutive trading days. In order to call any of the warrants, we must have a current registration statement on file with the SEC covering the shares underlying the warrants.

The following table sets forth the names of the selling stockholders and the number of shares of our common stock underlying the common stock purchase warrants and stock options held by each selling stockholder. We have not listed the names of our over 100 holders who were issued the 318,976 warrants as a pro rata dividend to our stockholders of record on September 14, 2000. None of these persons are officers, directors or 5% or greater stockholders.

The following shares underlying the warrants and stock options may be offered from time to time by the selling stockholders named below. The selling stockholders are under no obligation to sell all or any portion of these shares of our common stock. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

We have footnoted below any material relationship between the stockholder and us over the last three years. The address of each selling stockholder is in care of our company at 16935 West Bernardo Drive, Suite 101, San Diego, California 92127. Asterisks (*) indicate ownership of less than 1%.

Class A Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering

Great Expectations Family Limited Partnership(1)	25,000	275,000	25,000	250,000	2.6%
1st Zamora Corporation	25,000	31,000	25,000	6,000	*
Barry C. Loder	11,250	73,125	11,250	61,875	*
David Nemelka(2)	25,000	62,500	25,000	37,500	*
Greg Pusey	11,750	170,625	11,750	158,875	*
Gulfstream 1998 Irrevocable Trust	37,500	75,000	37,500	37,500	*
GJM Trading Partners, LTD(1)	380,000	1,655,000	380,000	1,275,000	1.2%
Mathis Family Partners, Ltd.	40,000	280,000	40,000	240,000	2.3%
Jeffrey B. McAdam	20,000	20,000	20,000	0	*
Patricia West Willox	10,000	15,000	10,000	5,000	*
GM/CM Family Partners, Ltd.(1)	50,000	593,982	50,000	543,982	5.2%
J Paul Consulting Corp.(3)	175,000	175,000	175,000	0	*
James Scibelli (1)	15,500	893,000	15,500	877,500	8.3%
MDB Capital	2,500	2,500	2,500	0	*
Pan American Capital Group	5,000	5,000	5,000	0	*
Edward H. Price	29,250	29,250	29,250	0	*
Michael J. Kirby	34,875	34,875	34,875	0	*
Lisa Kirby	100,000	100,000	100,000	0	*
Total Class A Warrants	997,625

Class B Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering

GJM Trading Partners, LTD(1)	520,000	1,655,000	520,000	1,135,000	10.8%
James Scibelli(1)	130,000	893,000	130,000	743,000	7.1%
USA Ventures	20,000	20,000	20,000	0	*
Patricia West Willox	10,000	15,000	10,000	5,000	*
Rae Smolowitz	20,000	20,000	20,000	0	*
Robert McAdam	90,000	90,000	90,000	0	*
Milagro Investments, Inc.	5,000	5,000	5,000	0	*
J Paul Consulting Corp.	155,000	155,000	155,000	0	*
Laurie Roop	10,000	10,000	10,000	0	*
John LeFebvre	10,000	10,000	10,000	0	*
Thomas Weinburger (1)	600,000	600,000	600,000	0	*
Total Class B Warrants	1,570,000

Class C Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering

Gary A. Agron(3)	50,000	50,000	50,000	0	*
Zahra Abdollahi	10,000	30,000	10,000	20,000	*
Multi-National Consultants Grp- C/P Pan American Cap Grp., Inc.	25,000	75,000	25,000	50,000	*
Brasel Family Partners, Ltd.	22,500	67,500	22,500	45,000	*
Business Development Corp.	12,500	37,500	12,500	25,000	*
Benedetto Casale	15,000	45,000	15,000	30,000	*
Paul Dragul	10,000	30,000	10,000	20,000	*
Clifford Enten	5,000	15,000	5,000	10,000	*
Paul Ernst	5,000	15,000	5,000	10,000	*
Heather M. Evans	7,500	22,500	7,500	15,000	*
Fairway Capital Partners, LLC	10,000	10,000	10,000	0	*
Jeffrey W. Felton	7,500	22,500	7,500	15,000	*
Thomas A. Forti	10,000	10,000	10,000	0	*
Robert A. Germiquet	5,000	15,000	5,000	10,000	*
Great Expectations Family Ltd. Partnership(1)	75,000	275,000	75,000	200,000	1.9%
Aaron A. Grunfeld	10,000	30,000	10,000	20,000	*
Heritage Oil Company	5,000	5,000	5,000	0	*
Arthur Kassoff Rev. Trust	10,000	30,000	10,000	20,000	*
Charles F. Kirby	10,000	10,000	10,000	0	*
Cynthia and Michael Kirby	5,000	5,000	5,000	0	*
Lisa Kirby	10,000	110,000	10,000	100,000	*
Mark E. or Constance Massa	2,500	7,500	2,500	5,000	*
Mathis Family Partners, Ltd.	50,000	280,000	50,000	230,000	2.2%
Sharon McDonald	5,000	5,000	5,000	0	*
Michael O’Hare	10,000	10,000	10,000	0	*
J. J. Peirce	12,500	12,500	12,500	0	*
LTC David R. Plaza	2,500	2,500	2,500	0	*
Jeff P. Ploen(3)	25,000	75,000	25,000	50,000	*
Carol and Paul Rivello	22,500	22,500	22,500	0	*
Len H. Rothstein	12,500	37,500	12,500	25,000	*
Steven Schultz	10,000	30,000	10,000	20,000	*
R.A. Strahl	5,000	13,000	5,000	8,000	*
James W. Toot	25,000	75,000	25,000	50,000	*
Bonnie and Len Turano	7,500	7,500	7,500	0	*
Lawrence Underwood	12,500	37,500	12,500	25,000	*
James Scibelli(1)	77,500	893,000	77,500	815,500	7.8%
Andrew Benavides	2,500	7,500	2,500	5,000	*
GJM Trading Partners, LTD(1)	90,000	1,655,000	90,000	1,565,000	15.2%
USA Ventures	20,000	20,000	20,000	0	*
Patricia West Willox	10,000	15,000	10,000	5,000	*
Susan Santage	5,000	25,000	5,000	20,000	*
The Bailey Family Trust	12,500	37,500	12,500	25,000	*
David W. Mork	2,500	2,500	2,500	0	*
Nana B. Schov C/F Andreas B. Mork UTMA Co	7,500	7,500	7,500	0	*
Total Class C Warrants	750,000

Class D Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering

James Scibelli(1)	100,000	893,000	100,000	793,000	9.3%
The Kabot Group, LLC	25,000	25,000	25,000	0	*
Total Class D Warrants	125,000

Class E Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering

GJM Trading Partners, Ltd.(1)	125,000	1,655,000	125,000	1,530,000	14.7%
Roberts & Green, Inc.(1)	125,000	125,000	125,000	0	*
Total Class E Warrants	250,000

Stock Option Holders

Name	Number of Shares Underlying Options	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering

William and Debra Spencer(4)(5)	175,000	3,175,000	175,000	3,000,000	28.8%
Derek Boosey(5)	115,000	165,000	115,000	50,000	*
Patrick Millsap(5)	30,000	285,000	30,000	255,000	3.0%
Yue Ling Chen	25,000	25,000	25,000	0	*
Jandra Thomas	40,000	65,000	40,000	25,000	*
Robert Hesslink	25,000	50,000	25,000	25,000	*
Michelle Posey	15,000	20,000	15,000	5,000	*
James Scibelli(1)	100,000	893,000	100,000	793,000	7.6%
Tony and Alicia Gwynn	100,000	100,000	100,000	0	*
Maurile C. Tremblay	25,000	55,000	25,000	30,000	*
Barry S. King	10,000	10,000	10,000	0	*
R.G. Securities LLC	167,250	167,250	167,250	0	*
Total Stock Options	827,250

Common Stock Holders

Name	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering

Dianne Borden	110,000	100,000	10,000	*
Heather Evans	17,500	12,500	5,000	*
David Fine	50,000	50,000	0	*
Fiserv IRA FBO Thomas A. Forti	12,500	12,500	0	*
Thomas A. Forti	16,500	12,500	4,000	*
Patrick Glenn	30,000	20,000	10,000	*
Robert Holmes	123,700	100,000	23,700	*
JMW Fund LLC	125,000	125,000	0	*
J. Paul Consulting	50,000	25,000	25,000	*
Helaine Kaplan	100,000	100,000	0	*
Charles Kirby	42,000	42,000	0	*
Barry O. Moores	264,750	75,000	189,750	*
Oppenheimer & Co Inc. Custodian fbo Lawrence Kaplan RLVR IRA	100,000	100,000	0	*
Pan American Capital Group, Inc.	162,000	145,000	17,000	*
Terry Phillips	249,000	100,000	149,000	1.4%
Gregory Pusey	180,000	50,000	130,000	1.3%
James Scoroposki	170,000	100,000	70,000	*
Robert A. Strahl Charitable Remainder Trust dtd 8/10/94	75,500	25,000	50,500	*
West Hampton Special Situations Fund	83,000	83,000	0	*
Charitable Remainder Trust of Timothy J. Brasel	112,000	50,000	62,000	*
Debra Jakalow	25,500	20,000	5,500	*
Michael Neider IRA	60,000	50,000	10,000	*
Debbie Vanderlinden	50,000	50,000	0	*
Woodland Partners	125,000	125,000	0	*
He Zhang	50,000	50,000	0	*
Jyll Rosenfeld	50,000	50,000	0	*
Total Stock		1,672,500

(1)	5% or greater stockholder
(2)	Former 5% stockholder
(3)	Our securities counsel
(4)	Executive officers and directors
(5)	Directors

Plan of Distribution

The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold from time to time in one or more of the following transactions:

•	Block transactions;

•	Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

•	Privately negotiated transactions;

•	Through the writing of options on the shares;

•	Short sales; or

•	Any combination of these transactions.

The sale price to the public in these transactions may be:

•	The market price prevailing at the time of sale;

•	A price related to the prevailing market price;

•	Negotiated prices; or

•	Such other price as the selling stockholders determine from time to time.

In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a post effective amendment to the registration statement of which this prospectus is a part. A post effective amendment is a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

In October 2001 we entered into a line of credit agreement with Messrs. McAdam and Scibelli, two of our principal stockholders, under which they agreed to advance us up to $1,000,000 for working capital secured by our accounts receivables, inventory, property and equipment, and bearing interest at 12% per annum. As additional consideration for the line of credit, we issued to them a total of 250,000 Class E warrants exercisable at $.70 each until October 2007. At March 31, 2005 we owed $225,000 under the line of credit.

In January 2005 we entered into a consulting agreement with Business Partners Operations, LLC., a company in which Gary McAdam, one of our principal stockholders, is an officer and principal stockholder. Under the agreement, Mr. McAdam provides us with business services and advice in the areas of finance and marketing strategies. The agreement calls for us to pay a monthly fee of $7,500 and can be terminated by either party with a 30 day notice.

We believe that the above transactions were fair, reasonable and upon terms at least as favorable to us as those we might have obtained from unaffiliated third parties.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

We have 10,545,304 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Warrants and Stock Options

We have an aggregate of 4,838,851 common stock purchase warrants and stock options outstanding, comprised of the following:

•	997,625 Class A warrants exercisable at $1.00 per share issued as consideration for loans advanced to us in 2000;

•	1,570,000 Class B warrants exercisable at $1.10 per share issued as consideration for loans advanced to us in 2000;

•	750,000 Class C warrants exercisable at $2.00 per share, issued as a part of a private placement of our securities in October 2000;

•	125,000 Class D warrants exercisable at $1.75 per share issued for consulting services;

•	250,000 Class E warrants exercisable at $.70 per share issued as additional consideration for a $1,000,000 credit facility;

•	660,000 stock options issued to employees, executive officers and consultants;

•	318,976 warrants exercisable at $1.00 per share to be issued to our over 100 stockholders of record as of September 14, 2000; and

•	167,250 stock options exercisable at $1.20 per share.

We are registering for resale the common stock underlying all of the above warrants and options. The Class A, Class B, Class C, Class D and Class E warrants expire in October 2007. The 318,976 warrants expire in September 2007 and the 167,250 stock options expire in January 2009. The Class A warrants may be called upon 30 days’ notice to the warrant holders if our common stock trades at $3.00 per share or more for ten consecutive trading days. The Class B and Class E warrants may be exercised on a cashless basis but may not be called. The Class C and Class D warrants may be called on 30 days’ notice to the warrant holders if our common stock trades at $6.00 per share or more for ten consecutive trading days. In order to call any of the warrants, we must have a current registration statement on file with the SEC covering the shares underlying the warrants.

Limitation on Liability

Our certificate of incorporation and bylaws provide that a director shall not be personally liable to us or our stockholders for any action taken or any failure to act to the full extent permitted under Nevada law. The effect of this provision is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior. This provision does not limit or eliminate any stockholder or us from seeking non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care or to seek monetary damages for (i) a violation of criminal law, (ii) unlawful payment of dividends or other distribution under Nevada law, (iii) a transaction in which a director derived an improper personal benefit, (iv) willful misconduct, or (v) reckless, malicious or wanton acts.

Dividends

We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

Interwest Securities, Inc., Salt Lake City, Utah, is our transfer and warrant agent.

SHARES ELIGIBLE FOR FUTURE SALE

We have 10,545,304 common shares outstanding, all of which are freely tradeable or saleable under Rule 144 except for the 1,672,500 shares which we are registering hereby for resale. We also may have up to 4,844,351 shares outstanding which have been registered by this prospectus and may be issued upon exercise of our common stock purchase warrants and stock options.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock; or

•	The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

Our financial statements included in this prospectus as of and for the year ended March 31, 2004 have been included in reliance on the report of Pritchett Siler & Hardy, P.C., independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

Our financial statements included in this prospectus as of and for the year ended March 31, 2005 have been included in reliance on the report of Mayer Hoffman McCann P.C., independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado. Mr. Agron owns 50,000 Class C warrants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a post-effective amendment to our registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Imagenetix, Inc., and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549, after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

Imagenetix, Inc.

Contents

Consolidated Balance Sheets as of June 30, 2005 and March 31, 2005 (unaudited)	F-2

Consolidated Statements of Income for the three months ended June 30, 2005 and 2004 (unaudited)	F-3

Consolidated Statements of Cash Flows for the three months ended June 30, 2005 and 2004 (unaudited)	F-4

Notes to Unaudited Consolidated Financial Statements	F-5

Imagenetix, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	March 31,
	2005	2005

ASSETS

Current assets:
Cash and cash equivalents	$1,509,624	$2,031,486
Accounts receivable, net	2,718,443	2,064,089
Inventories, net	1,383,926	1,382,495
Prepaid expenses	57,431	26,700
Deferred tax asset	70,400	41,700
Total current assets	5,739,824	5,546,470

Property and equipment, net	36,936	42,987

Other assets	218,054	183,054

	$5,994,814	$5,772,511

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$972,065	$841,801
Accrued liabilities	30,113	20,245
Customer deposits	--	75,391
Income tax payable	205,576	437,784
Line of credit with related party	125,000	225,000
Total current liabilities	1,332,754	1,600,221

Stockholders' equity
Preferred stock, $.001 par value; 5,000,000 shares authorized: none outstanding	--	--
Common stock, $.001par value; 50,000,000 shares authorized: 10,538,304 and 10,404,652 issued and outstanding at June 30 and March 31, 2005, respectively	10,539	10,405
Capital in excess of par value	4,453,332	4,267,707
Accumulated earnings (deficit)	198,189	(105,822)
Total stockholders' equity	4,662,060	4,172,290
	$5,994,814	$5,772,511

See accompanying summary of accounting policies and notes to unaudited consolidated financial statements.

Imagenetix, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2005	2004

Net sales	$2,869,745	$1,186,163

Cost of sales	1,596,807	712,931

Gross profit	1,272,938	473,232

Operating expenses:
General and administrative	291,409	118,461
Payroll expense	177,732	78,547
Consulting expense	261,417	73,021
Operating expenses	730,558	270,029
Operating income	542,380	203,203
Other income (expense):
Other income	8,912	1
Interest expense (Note 7)	(12,981)	(6,750)
Other income (expense)	(4,069)	(6,749)
Income before income taxes	538,311	196,454

Provision for (benefits from) taxes (Note 10)	234,300	(93,575)

Net income	$304,011	$290,029

Basic income per share	$0.03	$0.03

Diluted income per share	$0.02	$0.03

See accompanying summary of accounting policies and notes to unaudited consolidated financial statements.

Imagenetix, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	June 30, 2005	June 30, 2004
Operating activities:
Net income	$304,011	$290,029
Adjustments to reconcile net income
to cash provided by (used in) operating activities:
Amortization and depreciation	6,797	8,124
Provision for doubtful accounts	(22,070)	(41,555)
Provision for inventory obsolescence	81,096	300
Non cash expense related to issuance of warrants	38,607	--
Change in deferred taxes	(19,000)	(131,029)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(632,284)	122,135
(Increase) decrease in inventory	(82,527)	(292,245)
(Increase) decrease in other assets	(24,481)	(13,500)
Increase (decrease) in accounts payable	130,264	138,021
Increase (decrease) in accrued liabilities	9,868	(23,693)
Increase (decrease) in customer deposits	(75,391)	(24,926)
Increase (decrease) in income taxes payable	(242,608)	37,454
Net cash provided by (used in) operating activities	(527,718)	69,115
Investing activities:
Trademarks, patents and infomercial	(41,296)	(27,830)
Net cash used in investing activities	(41,296)	(27,830)
Financing activities:
Payments on notes payable to related party	(100,000)	--
Proceeds from exercise of stock options and warrants	147,152	--
Net cash provided by financing activities	47,152	--
Net increase (decrease) in cash	(521,862)	41,285
Cash, beginning of period	2,031,486	454,377
Cash, end of period	$1,509,624	$495,662

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$12,981	$6,750
Income taxes	$495,908	$--
Non Cash Investing and Financing Activities:
None

See accompanying summary of accounting policies and notes to unaudited consolidated financial statements.

IMAGENETIX, INC.
Notes to the Unaudited Consolidated Financial Statements

1.	BASIS OF PRESENTATION

The consolidated financial statements of Imagenetix, Inc. ("Imagenetix") presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-QSB and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with our audited consolidated financial statements and notes thereto included in Form 10-KSB for the year ended March 31, 2005.

In the opinion of management, the interim consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. Operating results for the three month period is not necessarily indicative of the results that may be expected for the year.

Earnings Per Share

We follow Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Under SFAS No. 128, basic earnings per share is calculated as earnings available to common stockholders divided by the weighted average number of common shares outstanding. Diluted earnings per share is calculated as net income divided by the diluted weighted average number of common shares. The diluted weighted average number of common shares is calculated using the treasury stock method for common stock issuable pursuant to outstanding stock options and common stock warrants. See Note 8 for discussion of commitments to issue additional shares of common stock and warrants.

Stock Options

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," require the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Sholes option-pricing model. SFAS No. 148 also provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has elected to continue to account for stock-based compensation under APB No. 25. There were no stock options granted to employees in either of the two quarters ended June 30, 2005 or 2004, and all prior grants were fully vested, therefore, there was no expense under SFAS No. 123.

The Company applies SFAS No. 123 in valuing options granted to consultants and estimates the fair value of such options using the Black-Sholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs-an amendment of ARB. No. 43, Chapter 4". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "... under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges...." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company will adopt this standard on January 1, 2006. Management is still evaluating the impact this standard will have on our financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment". This Statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”. The Company will adopt this standard on January 1, 2006. Management is still evaluating the impact this standard will have on our financial statements.

3.	ACCOUNTS RECEIVABLE

Accounts receivable are carried at the expected realizable value. Accounts receivable consisted of the following:

	June 30,	March 31,
	2005	2005

Accounts receivable - trade	$2,654,943	$2,096,159
Warrant issuances receivable	73,500	--
Allowance for doubtful accounts	(10,000)	(32,070)
Accounts receivable, net	$2,718,443	$2,064,089

The Company has pledged its accounts receivable as collateral against a line of credit. (See Note 7)

4.	INVENTORY

Inventory consists of the following at:

	June 30,	March 31,
	2005	2005

Raw materials	$1,360,376	$1,250,049
Finished products	57,120	57,120
Boxes, labels, tubes & bottles	120,200	148,000
	1,537,696	1,455,169
Reserve for obsolescence	(153,770)	(72,674)
	$1,383,926	$1,382,495

The Company has pledged its inventory as collateral against a line of credit. (See Note 7).

5.	PROPERTY AND EQUIPMENT

The following is a summary of equipment, at cost, less accumulated depreciation:

	June 30,	March 31,
	2005	2005

Office equipment	$45,807	$45,807
Lease-hold improvements	113,598	113,598
Leased equipment	12,341	12,341
	171,746	171,746

Less accumulated depreciation	134,810	128,759
	$36,936	$42,987

Depreciation expense for the quarter ended June 30, 2005 and 2004 was $6,051 and $6,883, respectively.

The Company has pledged its property and equipment as collateral against a line of credit. (See Note 7)

6.	OTHER ASSETS

The following is a summary of intangible assets which are included in “Other Assets” on the face of the balance sheet:

	June 30,	March 31,
	2005	2005

Trademarks	$13,032	$11,736
Deposit on infomercial	119,240	79,240
Promotional	37,500	43,750
Patent	28,468	28,468
Deferred tax asset	25,200	24,500
Globestar	3,674	3,674
	227,114	191,368

Less accumulated amortization	9,060	8,314
	$218,054	$183,054

For the quarter ended June 30, 2005 and 2004 amortization expense was $746 and $1,241, respectively.

7.	LINE OF CREDIT - RELATED PARTY

In October 2001, the Company entered into a line of credit agreement with two principal shareholders. The shareholders agreed to provide a line of credit in the amount of $1,000,000. The balance on the line of credit accrues interest at a rate of 12% per annum. The line of credit is for working capital needs and is secured with the Company’s assets. The line of credit expired on September 30, 2002. The Company has verbally negotiated extension of terms on the line of credit. The verbal agreement changes the terms on the line of credit to a month to month basis.

At June 30, 2005, the balance owed on the line of credit was $125,000. During the quarter ended June 30, 2005 and 2004 the Company recorded interest expense of approximately $11,716 and $6,750, respectively, in connection with the line.

8.	COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is involved in litigation from time to time in the normal course of business. Management believes there are no such claims, which would have a material effect on the financial position of the Company.

Other agreements

The Company routinely enters into contracts and agreements with suppliers, manufacturers, consultants, product marketing, and sales representatives in the normal course of doing business. These agreements can be either short or long term and are normally limited to specific products and marketing opportunities.

In June 2004, the Company entered into a marketing and promotion agreement which contained certain milestones which, if met, require the Company to issue warrants exercisable for up to 125,000 shares of common stock with an exercise price equal to 150% of the market price on the date the milestone is met. The Company issued a warrant exercisable for up to 50,000 shares of common stock during the year ended March 31, 2005 and a warrant exercisable for up to 25,000 shares of common stock during the quarter ended June 30, 2005, as the result of three of the milestones being met. The warrants were valued using the Black-Sholes pricing model and resulted in additional expense of approximately $57,000 during the year ended March 31, 2005 and $39,000 during the quarter ended June 30, 2005. The Company estimates the fair value of each warrant at the issuance date by using the Black-Sholes option-pricing model with the following weighted-average assumptions used for the quarter ended June 30, 2005: dividend yield of zero percent; expected volatility of 94%, risk-free interest rate of 3.64%; and expected live of 5 years.

9.	CAPITAL STOCK

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations, and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at June 30, 2005.

Common Stock

The Company has authorized 50,000,000 shares of common stock at $.001 par value. At June 30, 2005, the Company had 10,538,304 shares of common stock issued and outstanding.

During the quarter ended June 30, 2005, the Company issued 133,652 shares of common stock for proceeds of $147,152. The shares were issued upon shareholders exercising warrants with exercise prices ranging from $1.00 to $2.00 per share.

Stock Bonus Plan

During the year ended March 31, 2000, the Board of Directors of the Company adopted a stock bonus plan. The plan provides for the granting of awards of up to 724,500 shares of common stock to officers, directors, consultants and employees. Awards under the plan will be granted as determined by the Board of Directors. At present, 499,500 shares have been granted under the plan.

Warrants

At June 30, 2005, there were outstanding warrants exercisable for up to 4,120,196 shares of common stock with exercise prices ranging from $0.70 to $3.45 per share expiring in 2005 through 2010. During the quarter ended June 30, 2005, the Company issued 133,652 shares of common stock for proceeds of $147,152. The shares were issued upon shareholders exercising warrants with exercise prices ranging from $1.00 to $2.00 per share.

Warrants to purchase 1,316,598 shares at $1.00 per share, 750,000 shares at $2.00 per share and 125,000 shares at $1.75 per share are redeemable at $.01 per warrant at the option of the Company if there is an effective registration of the securities and the closing bid or selling price of the Company’s common stock for 10 consecutive trading days equal to three times the exercise price of the warrants.

Stock Option Plan

In August 2000 the Company adopted a Stock Option Plan, which is referred to as the "Plan," which provides for the grant of stock options intended to qualify as "incentive stock options" and "nonqualified stock options" (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options may be issued to any of our officers, directors, key employees or consultants.

Under the Plan, we have reserved 1.5 million shares underlying stock options for issuance, of which 660,000 options are outstanding as of June 30, 2005. The options have been granted to executive officers, employees and consultants at prices ranging from $.86 to $2.00 per share. The Plan is administered by the full Board of Directors, who determine which individuals shall receive stock options, the time period during which the stock options may be exercised, the number of shares of common stock that may be purchased under each stock option and the stock option price.

10.	INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109. SFAS No. 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. The Company has no federal or state net operating loss carryovers at June 30, 2005.

At June 30 and March 31, 2005, the total of all deferred tax assets was $95,600 and $66,200, respectively. There are no deferred tax liabilities for either period. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined.

The temporary differences gave rise to the following deferred tax asset (liability):

	June 30,	March 31,
	2005	2005

Excess of financial accounting over tax depreciation	$25,200	$24,500
Allowance for obsolete inventory	61,200	29,000
Allowance for bad debts	4,000	12,700
Other	5,200	--
Net deferred tax asset	$95,600	$66,200

The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company’s effective rate is as follows for the periods ended:

	June 30,
	2005	2004

Federal income tax expense computed at the Federal statutory rate	$183,000	$66,794
State income tax expense net of Federal benefit	34,300	17,367
Change in valuation allowance	--	(169,171)
Other	17,000	(8,565)
Income tax expense	$234,300	$(93,575)

The components of federal income tax expense from continuing operations consisted of the following for the periods ended:

	Three Months Ended June 30,
	2005	2004

Current income tax expense:
Federal	$205,200	$37,454
State	58,500	--
Net current tax expense	$263,700	$37,454

Deferred tax expense (benefit) resulted from:
Excess of financial accounting over tax depreciation	$(900)	$8,085
Other	400	--
Net operating loss	--	12,242
Valuation allowance	--	(169,159)
Allowance for obsolete inventory	(39,700)	--
Allowance for bad debts	10,800	17,803
Net deferred tax benefit	$(29,400)	$(131,029)
Net	$234,300	$(93,575)

Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income.

11.	EARNINGS PER SHARE

The following data shows the amounts used in computing earnings per share of common stock for the period presented:

	For the Three Months Ended
	June 30,
	2005	2004

Income available to common shareholders (Numerator)	$304,011	$290,029

Weighted average number of common shares outstanding used in basic income per share during the period (Denominator)	10,459,800	8,722,152

Weighted average number of common shares outstanding used in diluted income per share during the period (Denominator)	12,333,978	9,500,964

At June 30, 2005, the Company had warrants to purchase 75,000 shares of common stock at prices ranging from $2.33 to $3.45 per share that were not included in the computation of earnings per share because their effects are anti-dilutive due to the exercise price being higher than the average market price.

At June 30, 2004, the Company had options to purchase 550,000 shares of common stock at a price of $2.00 per share and warrants to purchase 2,445,000 shares of common stock at prices ranging from $1.10 to $2.00 per share that were not included in the computation of earnings per share because their effects were anti-dilutive due to the exercise price being higher than the average market price.

12.	RELATED PARTY TRANSACTIONS

Line of credit

See note 7.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IMAGENETIX, INC.
San Diego, California

We have audited the accompanying consolidated balance sheet of Imagentix, Inc. as of March 31, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plane and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of Imagenetix, Inc. as of March 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Mayer Hoffman McCann P.C
San Diego, CA
July 5, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
IMAGENETIX, INC.
San Diego, California

We have audited the accompanying consolidated balance sheet of Imagenetix, Inc. at March 31, 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the consolidated financial position of Imagenetix, Inc. as of March 31, 2004, and the results of their operations and their cash flows for the year ended March 31, 2004, in conformity with generally accepted accounting principles in the United States of America.

PRITCHETT, SILER & HARDY, P.C.

June 20, 2004
Salt Lake City, Utah

Imagenetix, Inc.
Consolidated Balance Sheets

March 31,	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$2,031,486	$454,377
Accounts receivable, net	2,064,089	803,832
Inventories, net	1,382,495	986,052
Prepaid expenses	26,700	5,000
Deferred tax asset	41,700	--
Total current assets	5,546,470	2,249,261

Property and equipment, net	42,987	64,639

Other assets	183,054	90,838

	$5,772,511	$2,404,738

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$841,801	$356,393
Accrued liabilities	20,245	40,440
Customer deposits	75,391	89,092
Income tax payable	437,784	104,129
Line of credit with related party (Note 6)	225,000	225,000

Total current liabilities	1,600,221	815,054

Stockholders' equity
Preferred stock, $.001 par value; 5,000,000 shares
authorized: none outstanding	--	--
Common stock, $.001par value; 50,000,000 shares
authorized: 10,404,652 and 8,722,152 issued and
outstanding at March 31, 2005 and 2004, respectively	10,405	8,722
Capital in excess of par value	4,267,707	2,440,720
Accumulated deficit	(105,822)	(859,758)
Total stockholders' equity	4,172,290	1,589,684
	$5,772,511	$2,404,738

See accompanying reports of independent registered public accounting firms, summary of accounting policies and notes to consolidated financial statements.

Imagenetix, Inc.
Consolidated Statements of Income

Years Ended March 31,	2005	2004

Net sales	$7,574,194	$4,568,264

Cost of sales	4,506,878	2,413,145

Gross profit	3,067,316	2,155,119

Operating expenses:
General and administrative	932,104	805,572
Payroll expense	579,043	496,347
Consulting expense	516,729	274,452
Operating expenses	2,027,876	1,576,371
Operating income	1,039,440	578,748
Other income (expense):
Other income	5,523	4
Interest expense (Note 6)	(23,572)	(29,753)
Other income (expense)	(18,049)	(29,749)
Income before income taxes	1,021,391	548,999

Provision for taxes (Note 10)	267,455	83,956

Net income	$753,936	$465,043

Basic income per share	$0.08	$0.05

Diluted income per share	$0.08	$0.04

See accompanying reports of independent registered public accounting firms, summary of accounting polices and notes to consolidated financial statements.

Imagenetix, Inc.
Consolidated Statements of Stockholders' Equity

Years Ended March 31, 2005 and 2004
	Common Stock		Capital in excess	Retained Earnings	Stockholders'
	Shares	Amount	of Par Value	(Deficit)	Equity

Balance, April 1, 2003	8,555,021	$8,555	$2,273,756	$(1,324,801)	$957,510

Exercise of common stock warrants at $1.00 per share	167,131	167	166,964	--	167,131
Net income for the year ended
March 31, 2004	--	--	--	465,043	465,043
Balance, March 31, 2004	8,722,152	8,722	2,440,720	(859,758)	1,589,684

Issuance of common stock at $1.20 per share	1,672,500	1,673	2,005,327	--	2,007,000
Stock offering costs			(442,542)	--	(442,542)
Exercise of stock options at $0.88 per share	10,000	10	8,790	--	8,800
Value of warrants and options issued	--	--	255,412	--	255,412
Net income for the year ended March 31, 2005	--	--	--	753,936	753,936
Balance, March 31, 2005	10,404,652	$10,405	$4,267,707	$(105,822)	$4,172,290

See accompanying reports of independent registered public accounting firms, summary of accounting policies and notes to consolidated finacial statements.

Imagenetix, Inc.
Consolidated Statements of Cash Flows

Years Ended May 31,	2005	2004
Operating activities:
Net income	$753,936	$465,043
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	27,647	32,129
Provision for doubtful accounts	(106,677)	24,832
Provision for inventory obsolescence	(36,887)	31,261
Non cash expense related to issuance of warrants	57,043	--
Change in deferred taxes	(66,200)	--
Changes in assets and liabilities:
(Increase) in accounts receivable	(1,153,580)	(213,252)
(Increase) decrease in employee receivable	(5,000)	--
(Increase) decrease in inventory	(359,556)	(317,220)
(Increase) decrease in other assets	(3,751)	--
Increase (decrease) in accounts payable	485,408	(91,104)
Increase (decrease) in accrued liabilities	(20,195)	14,356
Increase (decrease) in customer deposits	(13,701)	63,383
Increase (decrease) in income taxes payable	333,655	83,956
Net cash provided by (used in) operating activities	(107,858)	93,384
Investing activities:
Acquisition of office equipment	(3,000)	--
Trademarks, patents and infomercial	(83,660)	(41,093)
Net cash used in investing activities	(86,660)	(41,093)
Financing activities:
Proceeds from issuance of common stock	2,007,000	--
Stock offering costs	(244,173)	--
Payments on notes payable to related party	--	(25,890)
Proceeds from exercise of stock options and warrants	8,800	167,131
Payments on lease liabilities	--	(3,085)
Net cash provided by financing activities	1,771,627	138,156
Net increase in cash	1,577,109	190,447
Cash, beginning of year	454,377	263,930
Cash, end of year	$2,031,486	$454,377

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$27,000	$32,253
Income taxes	$--	$--
Non Cash Investing and Financing Activities:
In January 2005, the Company granted 167,250 warrants to purchased common stock in association with a private placement which were valued at $198,369.

See accompanying reports of independent registered public accounting firms, summary of accounting policies and notes to consolidated financial statements.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The accompanying consolidated financial statements represent the accounts of Imagenetix, Inc. [“Parent”] organized under the laws of the State of Nevada on March 28, 1988; and its subsidiary Imagenetix, Inc [“Subsidiary”] organized under the laws of the state of Colorado on July 26, 1996 and its subsidiary Imagenetix [“Imagenetix CA”] organized under the laws of the State of California on January 7, 1999, [“The Company”]. The Company is engaged in the business of developing and marketing nutritional supplements and skin care products primarily in domestic markets.

On March 23, 1999, Subsidiary completed an exchange agreement with Imagenetix CA wherein Subsidiary issued 3,900,000 shares of its common stock in exchange for all of the outstanding common stock of Imagenetix CA. The Acquisition was accounted for as a recapitalization of Imagenetix CA as the shareholders of the Imagenetix CA controlled the combined entity after the acquisition. There was no adjustment to the carrying values of the assets or liabilities of the Subsidiary or Imagenetix CA as a result of the recapitalization.

During October 2000, the Subsidiary entered into a definitive merger agreement and plan of reorganization with Parent. The transaction was accounted for as a recapitalization of the Subsidiary, wherein the Subsidiary became a wholly owned subsidiary of the Parent. After giving effect to the preceding transaction, the parent had 8,550,000 shares of common stock, 3,183,750 warrants, and 525,000 options outstanding. In connection with the reverse acquisition, the Parent changed its name to Imagenetix, Inc.

The Company has, at the present time, not paid any dividends, and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Consolidation

All significant intercompany transactions between the Parent, Subsidiary, and Imagenetix CA have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

Cash and Cash Equivalents

For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents. At various times throughout the year, the Company has exceeded federally insured limits.

Accounts receivable

Accounts receivable are carried at the expected net realizable value. The allowance for doubtful accounts is based on management’s assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there were a deterioration of a major customer’s creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of amounts due to us could be overstated, which could have a negative impact on operations.

Inventory

Inventory is carried at the lower of cost or market. Cost is determined by the first-in first-out method.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful life of five to seven years, except leasehold improvements which are depreciated over the lessor of the remaining lease life or the life of the asset, using the straight-line method. The Company follows the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-lived Assets." Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover thecarrying amount of the long-lived asset.

Trademarks and Patents

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of four years for patents and 17 years for trademarks. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from individual intangible assets is less than its carrying value determined based on the provisions of SFAS No. 144 as discussed above.

Stock Based Compensation

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and disclosure," require the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. SFAS No. 148 also provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has elected to continue to account for stock based compensation under APB No. 25. There were no stock options granted to employees in either of the two years ended March 31, 2005 or 2004, and all prior grants were fully vested, therefore, there was no expense under SFAS No. 123.

The Company applies SFAS No. 123 in valuing options granted to consultants and estimates the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

Revenue Recognition

Revenue is recognized when the product is shipped. The Company evaluates whether an allowance for estimated returns is required based on historical returns. The Company has not had significant returns and accordingly, has not established an estimated allowance for returns at March 31, 2005.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This statement requires an asset and liability approach for accounting for income taxes (See Note 10).

Earnings Per Share

The computation of earnings per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (See Note 11).

Recently Enacted Accounting Standards

Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4”, SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67”, SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29”, and SFAS No. 123 (revised 2004), “Share-Based Payment”, were recently issued.  SFAS No. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 -	ACCOUNTS RECEIVABLE

Accounts receivable are carried at the expected realizable value. Accounts receivable consisted of the following:

	March 31,
	2005	2004

Accounts receivable - trade	$2,096,159	$942,579
Allowance for doubtful accounts	(32,070)	(138,747)
Accounts receivable, net	$2,064,089	$803,832

The Company has pledged its accounts receivable as collateral against a line of credit. (See Note 6)

NOTE 3 -	INVENTORY

Inventory consists of the following at:

	March 31,
	2005	2004

Raw materials	$1,250,049	$857,014
Finished products	57,120	38,080
Boxes, labels, tubes & bottles	148,000	200,519
	1,455,169	1,095,613
Reserve for obsolescence	(72,674)	(109,561)
	$1,382,495	$986,052

The Company has pledged its inventory as collateral against a line of credit. (See Note 6).

NOTE 4 -	PROPERTY AND EQUIPMENT

The following is a summary of equipment, at cost, less accumulated depreciation:

	March 31,
	2005	2004

Office equipment	$45,807	$45,807
Lease-hold improvements	113,598	110,597
Leased equipment	12,341	21,341
	171,746	177,745

Less accumulated depreciation	128,759	113,106
	$42,987	$64,639

Depreciation expense for the year ended March 31, 2005 and 2004 was $24,652 and $29,676, respectively.

The Company has pledged its property and equipment as collateral against a line of credit. (See Note 6)

NOTE 5 -	OTHER ASSETS

The following is a summary of intangible assets which are included in “Other Assets” on the face of the balance sheet:

	March 31,
	2005	2004

Prepaid rent deposit	$--	$16,700
Trademarks	11,736	10,866
Deposit on infomercial	79,240	--
Promotional	43,750	37,500
Patent	28,468	24,917
Deferred tax asset	24,500	--
Legal	--	2,500
Globestar	3,674	3,674
	191,368	96,157

Less accumulated amortization	8,314	5,319
	$183,054	$90,838

For the year ended March 31, 2005 and 2004 amortization expense was $2,995 and $2,453, respectively.

NOTE 6 -	LINE OF CREDIT - RELATED PARTY

In October 2001, the Company entered into a line of credit agreement with two principal shareholders. The shareholders agreed to provide a line of credit in the amount of $1,000,000. The balance on the line of credit accrues interest at a rate of 12% per annum. The line of credit is for working capital needs and is secured with the Company’s assets. The line of credit expired on September 30, 2002. The Company has verbally negotiated extension of terms on the line of credit. The verbal agreement changes the terms on the line of credit to a month to month basis.

At March 31, 2005, the balance owed on the line of credit was $225,000. During the years ended March 31, 2005 and 2004 the Company recorded interest expense of approximately $27,000 each year in connection with the line.

NOTE 7 -	LEASES OBLIGATIONS

Operating Lease

The Company has entered into a building lease for its office. The lease on the facility expired on December 31, 2002, and was extended by mutual agreement for an additional three years. Lease expense for the years ended March 31, 2005 and 2004 amounted to $197,090 and $200,400, respectively. The following is a schedule of minimum annual rental payments for the next five years.

Years ending March 31,

2006	$175,626

Total minimum lease payments	$175,626

NOTE 8 -	COMMITMENTS AND CONTINGINCIES

Contingencies

The Company is involved in litigation from time to time in the normal course of business. Management believes there are no such claims, which would have a material effect on the financial position of the Company.

Other agreements

The Company routinely enters into contracts and agreements with suppliers, manufacturers, consultants, product marketing, and sales representatives in the normal course of doing business. These agreements can be either short or long term and are normally limited to specific products and marketing opportunities. The Company is committed to purchase a minimum of $1,680,000 each year through 2012 of the major ingredient in its current products.

In June 2004, the Company entered into a marketing and promotion agreement which contained certain milestones which, if met, require the Company to issue warrants exercisable into up to 125,000 shares of common stock with an exercise price equal to 150% of the market price on the date the milestone is met. The Company issued 50,000 shares of common stock during the year ended March 31, 2005, as the result of two of the milestones being met. The warrants were valued using the Black-Sholes pricing model and resulted in additional expense of approximately $57,000 as of March 31, 2005.

NOTE 9 -	CAPITAL STOCK

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at March 31, 2005.

Common Stock

The Company has authorized 50,000,000 shares of common stock at $.001 par value. At March 31, 2005, the Company had 10,404,652 shares of common stock issued and outstanding.

During the year ended March 31, 2004, the Company issued 167,131 shares of common stock for proceeds of $167,131. The shares were issued upon a shareholder exercising warrants at $1.00 per share.

During the year ended March 31, 2005, the Company issued 10,000 shares of common stock upon the exercise of warrants to purchase comon stock at $0.88 per share.

During the year ended March 31, 2005, the Company sold 1,672,500 shares of common stock for total proceeds of $2,007,000. Stock offering costs of $442,542 were recorded as part of the sale. The stock offering costs include the fair value, as determined by the Black-Scholes pricing model, of warrants issued to the private placement agent. Per the agreement, the private placement agent received 10% of the total shares issued in the form of a warrant with an exercise price equal to the share price of the issuance. The warrants were valued at approximately $198,000.

Stock Bonus Plan

During the year ended March 31, 2000, the board of directors of the Company adopted a stock bonus plan. The plan provides for the granting of awards of up to 724,500 shares of common stock to officers, directors, consultants and employees. Awards under the plan will be granted as determined by the board of directors. At present, 499,500 shares have been granted under the plan.

Warrants

A summary of the status of the warrants granted under various agreements at March 31, 2005 and 2004, and changes during the years then ended is presented below:

	Warrants
		Weighted
		Average
		Exercise
	Shares	Price

Outstanding, April 1, 2003	4,178,729	$1.22
Granted	--	--
Cancelled	--	--
Exercised	(167,131)	1.00
Outstanding, March 31, 2004	4,011,598	1.18
Granted	217,250	1.51
Cancelled	--	--
Exercised	--	--
Outstanding, March 31, 2005	4,228,848	1.25

Exercisable, March 31, 2005	4,228,848	$1.25
Exercisable, March 31, 2004	4,011,598	$1.18

Weighted average fair value of warrants
granted during the year ended March 31, 2005	217,250	$1.18

The Company estimates the fair value of each warrant at the issuance date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the year ended March 31, 2005: dividend yield of zero percent; expected volatility of 93%, risk-free interest rates of 3.99% to 4.13%; and expected lives of 5 years.

A summary of the status of the warrants granted under the various agreements at March 31, 2005, are presented in the table below:

	Outstanding				Exercisable
			Weighted
			Average	Weighted		Weighted
	Range of		Remaining	Average		Average
	Exercise	Number	Contractual	Exercise	Number	Exercise
	Prices	Outstanding	Life	Price	Exercisable	Price

Warrants

	$0.70	250,000	1.50	$0.70	250,000	$0.70
	$1.00-1.20	3,053,848	1.24	$1.06	3,053,848	$1.06
	$1.75-2.33	900,000	1.27	$1.97	900,000	$1.97
	$2.78	25,000	5.00	$2.78	25,000	$2.78
		4,228,848			4,228,848

Warrants to purchase 1,316,598 shares at $1.00 per share, 750,000 shares at $2.00 per share and 125,000 shares at $1.75 per share are redeemable at $.01 per warrant at the option of the Company if there is an effective registration of the securities and the closing bid or selling price of the Company’s common stock for 10 consecutive trading days equal three times the exercise price of the warrants.

Stock Option Plan

In August 2000 we adopted a Stock Option Plan, which we refer to as the "Plan," which provides for the grant of stock options intended to qualify as "incentive stock options" and "nonqualified stock options" (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options may be issued to any of our officers, directors, key employees or consultants.

Under the Plan, we have reserved 1.5 million shares underlying stock options for issuance, of which 670,000 options have been granted to executive officers, employees and consultants at prices ranging from $.86 to $2.00 per share. The Plan is administered by the full Board of Directors, who determine which individuals shall received stock options, the time period during which the stock options may be exercised, the number of shares of common stock that may be purchased under each stock option and the stock option price.

The per share exercise price of incentive stock options may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the common stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options will not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the common stock subject to the stock option on the date of grant.

No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Except as otherwise determined by the Board of Directors, stock options may be exercised only if the stock option holder remains continuously associated with us from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan may not be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding. No stock options will be granted by us at an exercise price less than 85% of the fair market value of the stock underlying the option on the date the option is granted. There were no stock optons granted to employees during either of the two years ended March 31, 2005.

A summary of the status of the options granted under the Company’s 2000 stock option plan and other agreements at March 31, 2005 and 2004, and changes during the years then ended is presented below:

	Options
		Weighted
		Average
		Exercise
	Shares	Price

Outstanding, April 1, 2003	650,000	$1.44
Granted	--	--
Cancelled	--	--
Exercised	--	--
Outstanding, March 31, 2004	650,000	1.44
Granted	20,000	0.88
Cancelled	--	--
Exercised	(10,000)	0.88
Outstanding, March 31, 2005	660,000	1.44
Exercisable, March 31, 2005	660,000	$1.43
Exercisable, March 31, 2004	650,000	$1.44

A summary of the status of the options granted under the stock option plan and other agreements at March 31, 2005, are presented in the table below:

		Outstanding			Exercisable
			Weighted
			Average	Weighted		Weighted
	Range of		Remaining	Average		Average
	Exercise	Number	Contractual	Exercise	Number	Exercise
	Prices	Outstanding	Life	Price	Exercisable	Price

Options

	$0.86-1.00	360,000	0.67	$0.93	360,000	$0.93
	$2.00	300,000	5.39	$2.00	300,000	$2.00
		660,000			660,000

NOTE 10 -	INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109. SFAS No. 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. The Company has no federal or state net operating loss carryovers at March 31, 2005.

At March 31, 2005 and 2004, the total of all deferred tax assets was approximately $66,200 and $169,000, respectively. There are no deferred tax liabilities for either year. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance of approximately $0 and $169,000 at March 31, 2005 and 2004, respectively. The net change in the valuation allowance for the year ended March 31, 2005 was approximately $169,000.

The temporary differences gave rise to the following deferred tax asset (liability):

	March 31,
	2005	2004

Excess of financial accounting over tax depreciation	$24,500	$20,200
Allowance for obsolete inventory	29,000	46,936
Allowance for bad debts	12,700	59,439
Net operating loss carryover - state	--	42,583
	66,200	169,158
Valuation allowance	--	(169,158)
Net deferred tax asset	$66,200	$--

The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company’s effective rate is as follows for the year ended:

March 31,	2005	2004

Federal income tax expense computed at the Federal statutory rate	34.00%	34.00%
State income tax expense net of Federal benefit	5.83%	5.43%
Other- permanent differences	1.15%	-0.41%
Change in valuation allowance	-16.56%	-23.73%
Other	1.77%	--
Income tax expense	26.19%	15.29%

The components of federal income tax expense from continuing operations consisted of the following for the year ended:

	March 31,
	2005	2004

Current income tax expense:
Federal	$296,099	$28,884
State	37,556	55,072
Net current tax expense	$333,655	$83,956

Deferred tax expense (benefit) resulted from:
Excess of financial accounting over
tax depreciation	$(4,300)	$(8,513)
Contribution carryover	--	2,041
Net operating loss	42,583	160,905
Valuation allowance	(169,158)	(130,273)
Allowance for obsolete inventory	17,936	(13,521)
Allowance for bad debts	46,739	(10,639)
Net deferred tax expense (benefit)	$(66,200)	$--

Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income.

NOTE 11 -	EARNINGS PER SHARE

The following data show the amounts used in computing earnings per share of common stock for the period presented:

	For the Year Ended
	March 31,
	2005	2004

Income available to common shareholders (Numerator)	$753,936	$465,043

Weighted average number of common shares outstanding used in basic income per share during the period (Denominator)	9,104,912	8,641,792

Weighted average number of common shares outstanding used in diluted income per share during the period (Denominator)	9,808,251	10,366,451

At March 31, 2005, the Company had options to purchase 300,000 shares of common stock at a price of $2.00 per share and warrants to purchase 925,000 shares of common stock at prices ranging from $1.75 to $2.78 per share that were not included in the computation of earnings per share because their effects are anti-dilutive.

At March 31, 2004, the Company had options to purchase 300,000 shares of common stock at a price of $2.00 per share and warrants to purchase 875,000 shares of common stock at prices ranging from $1.75 to $2.00 per share that were not included in the computation of earnings per share because their effects are anti-dilutive.

NOTE 12 -	RELATED PARTY TRANSACTIONS

Line of credit

Two shareholders of the Company agreed to provide the Company with a $1,000,000 line of credit. The balance of the line of credit accrues interest at a rate of 12% per annum and expired in September 2002. At March 31, 2005, the line of credit had a balance of $225,000. During each of the two years ended March 31, 2005, the Company expensed approximately $27,000 in interest related to the line of credit.

NOTE 13 -	CONCENTRATIONS

Sales

During the year ended March 31, 2005, the Company had four significant customers which accounted for 31%, 13%, 13%, and 13% and of sales.

During the year ended March 31, 2004, the Company had three significant customers which accounted for 30%, 10%, and 10% and of sales.

Supplier

The Company also has a single source and exclusive supplier arrangement with the supplier of a specific raw material, which is used as part of products which accounts for approximately 80% of the Company’s sales. The interruption of raw materials provided by this supplier or the loss of a significant customer would adversely affect the Company’s business and financial condition.

During the year ended March 31, 2005, the Company had three significant vendors which accounted for 36%, 11%, and 11% of cost of sales.

During the year ended March 31, 2004, the Company had three significant vendors which accounted for 21%, 12%, and 10% of cost of sales.

Accounts Receivable

At March 31, 2005, the Company had three customers which accounted for 56%, 15%, and 10% of the Company’s accounts receivable balances.

At March 31, 2004, the Company had three customers which accounted for 44%, 13%, and 10% of the Company’s accounts receivable balances.

Until the completion of the resale of the
common stock included in this prospectus,
all dealers that effect transactions in these		The Resale of
securities, whether or not participating in
this offering, may be required to deliver		6,516,851 Shares
a prospectus. This is in addition to the
dealers’ obligation to deliver a prospectus		of
when acting as underwriters and with
respect to their unsold allotments or		Common Stock
subscriptions.
		Offered by

Table of Contents		Selling Shareholders

About this Prospectus	1
Summary	1
Risk Factors	4
Forward Looking Statements	7
Price Range of Common Stock	7	IMAGENETIX, INC.
Use of Proceeds	8
Capitalization	8
Selected Financial Data	8
Management’s Discussion and Analysis of
Financial Condition and Results of Operations	9	PROSPECTUS
Business	17
Management	25
Security Ownership of Executive Officers,
Directors and Beneficial Owners of Greater
than 5% of Our Common Stock	29
Selling Stockholders	30
Related Party and Other Material Transactions	36
Description of Capital Stock	36
Shares Eligible for Future Sale	38
Experts	39	Subject to Completion,
Legal Matters	39	September 8, 2005
Where You Can Find More Information	39
Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee	$-0-
Blue Sky Filing Fees	$-0-
Blue Sky Legal Fees	$-0-
Printing Expenses	$2,000
Legal Fees	$20,000
Accounting Fees	$5,000
Miscellaneous Expenses	$10,000
Total	$37,000

(1)	All expenses are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we sold the following securities which were not registered under the Securities Act, as amended:

(i)    Between December 2004 and January 2005 we completed a private placement of our securities under which we issued an aggregate of 1,672,500 shares of our common stock to the following individuals for $1.20 per share.

Name	Total Number of Shares Owned	Address

Dianne Borden	100,000	19 Canterbury Place Cranford, NJ 07016
Heather Evans	12,500	12906 North Fourth St. Parker, CO 80134
David Fine	50,000	50 Dickenson Place Great Neck, NY 11073
Fiserv IRA FBO Thomas A. Forti	12,500	7270 South Logan Street Centennial, CO 80122
Thomas A. Forti	12,500	7270 South Logan Street Centennial, CO 80122
Patrick Glenn	20,000	23770 Golden Ridge Dr. Volcano, CA 95689
Robert Holmes	100,000	205 Asharokan Avenue Northport, NY 11768
JMW Fund LLC	125,000	233 S. Orange Grove Blvd. Pasadena, CA 91105
J. Paul Consulting	25,000	6590 E. Lake Place Englewood, CO 80111
Helaine Kaplan	100,000	17 Riverview Terrace Smithtown, NY 11787
Charles Kirby	42,000	4656 S. Ogden Street Cherry Hills, CO 80113
Barry O. Moores	75,000	P.O. Box 491 5041 El Secreto Rancho Santa Fe, CA 92067
Oppenheimer & Co Inc. Custodian fbo Lawrence Kaplan RLVR IRA	100,000	300 River Place Suite 4000 Detroit, MI 48207
Pan American Capital Group, Inc.	145,000	World Trade Center 12th Floor Panama Republic of Panama
Terry Phillips	100,000	2711 Royenwood Road Midlothian, VA 23113
Gregory Pusey	50,000	106 S. University Blvd., #4 Denver, CO 80209
James Scoroposki	100,000	237 Centre Island Road Centre Island, NY 11771
Robert A. Strahl Charitable Remainder Trust dtd 8/10/94	25,000	132 N. El Camino Real Suite 365 Encinitas, CA 92024
West Hampton Special Situations Fund	83,000	4656 S. Ogden Street Cherry Hills, CO 80113
Charitable Remainder Trust of Timothy J. Brasel	50,000	5770 S. Beach Court Greenwood Village, CO 80121
Debra Jakalow	20,000	107 Brewery Road New City, NY 10956
Michael Neider IRA	50,000	6434 N.W. 31st Way Boca Raton, FL 33496
Debbie Vanderlinden	50,000	125 Queens Road East North Vancouver British Columbia, Canada V7N 1G5
Woodland Partners	125,000	68 Wheatley Road Brookville, NY 11545
He Zhang	50,000	21220 Sundance Street Walnut, CA 91789
Jyll Rosenfeld	50,000	146 West 57th Street New York, NY 10019
Total Shares	1,672,500

With respect to the above securities issuances, the Registrant relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 under the Securities Act. No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All securities issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

(ii)    In connection with our private placement set forth in (i) above, we also issued 167,250 stock options to R.G. Securities LLC, a licensed broker-dealer, as compensation for its assistance with the private placement. The options were issued pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder.

(iii)    Stock Issued for Services:

	Date	Per Share	Number of Shares

John Turner	07/01/05	$1.95	25,000
William Fleet	07/01/05	$1.95	5,000
He Zhang	07/01/05	$1.95	15,000

(iv)    Warrants Issued:

	Number of Shares	Grant Date	Expire Date	Exercise Price

Dean Mosca (PNI)	25,000	01/21/05	05/31/10	2.33
Dean Mosca (PNI)	25,000	03/24/05	05/31/10	2.78
Dean Mosca (PNI)	25,000	06/02/05	05/31/10	3.45
He Zhang	35,000	07/01/05	05/31/10	1.50
William Fleet	15,000	07/01/05	05/31/10	1.50
John Turner	30,000	07/01/05	05/31/10	1.50
Jonathan Greenhut	10,000	07/01/05	05/31/10	1.95
Maurile Tremblay	25,000	07/01/05	05/31/10	1.95
Gordon Ross	10,000	07/01/05	05/31/10	1.95

With respect to the above securities issuances, the Registrant relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 under the Securities Act. No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All securities issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

ITEM 27. EXHIBIT INDEX

Exhibit No.	Title

3.01	Articles of Incorporation of the Registrant (1)
3.02	Bylaws of the Registrant (1)
3.03	Amendment to Articles of Incorporation (Name change) (2)
5.01	Opinion of Gary A. Agron regarding legality
10.01	Celadrin® Supply Agreement with Organic Technologies (2)
10.02	Agreement with Natrol (2)
10.03	Supply and Distribution Agreement with The Enrich Corporation (Unicity) (2)
10.04	Office Lease (2)
10.05	Security Agreement (2)
10.06	Exchange Agreement dated March 23, 1999 (1)
10.09	Line of Credit Agreement (2)
10.10	Modification to Enrich (Unicity) Agreement (2)
10.11	Exclusive Supply and Distribution Agreement (Sanavive) (3)
10.11(a)	Agreement with Newport Bioceuticals, LLC (2)
10.12	Exclusive Supply and Distribution Agreement (Newport Bioceuticals) (3)
10.13	Exclusive Supply and Distribution Agreement (ChiRx, Inc.) (3)
10.14	Agreement (4)
10.15	Agreement (4)
10.16	Cymbiotics Distribution Agreement (5)
10.17	Proprietary Nutritionals Inc. Agreement (5)
10.18	Tony Gwynn Spokesperson Agreement (5)
10.19	Business Partners Operations Agreement (5)
23.01	Consent of Gary A. Agron (see 5.01 above)
23.02	Consent of Pritchett Siler & Hardy, P.C.—Independent Registered Public Accountants
23.03	Consent of Mayer Hoffman McCann P.C.—Independent Registered Public Accountants

(1)	Incorporated by reference to our Registration Statement on Form SB-1, file number 333-87535, filed on September 22, 1999.
(2)
Incorporated by reference to our Registration Statement on Form SB-2, File Number 333-71756, declared effective on July 26, 2002 and post-effective amendment No. 1 thereto declared effective on August 25, 2003.

(3)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2003.
(4)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2004.
(5)	Incorporated by reference to our Registration Statement on Form SB-2, file number 333-123159 declared effective on March 18, 2005.

ITEM 28. UNDERTAKINGS

The Registrant hereby undertakes:

(a)    That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(c)    That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(e)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on September 8, 2005.

IMAGENETIX, INC.

By:	/s/ WILLIAM P. SPENCER

William P. Spencer Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on September 8, 2005.

Signature	Title

/s/ William P. Spencer	Chief Executive Officer, President and Director
William P. Spencer

/s/ Debra L. Spencer	Secretary, Treasurer and Director
Debra L. Spencer

/s/ Lowell W. Giffhorn	Chief Financial Officer
Lowell W. Giffhorn	(Principal Accounting Officer)

/s/ Barry S. King	Director
Barry S. King

EXHIBIT INDEX

Exhibit No.	Title
3.01	Articles of Incorporation of the Registrant (1)
3.02	Bylaws of the Registrant (1)
3.03	Amendment to Articles of Incorporation (Name change) (2)
5.01	Opinion of Gary A. Agron regarding legality
10.01	Celadrin® Supply Agreement with Organic Technologies (2)
10.02	Agreement with Natrol (2)
10.03	Supply and Distribution Agreement with The Enrich Corporation (Unicity) (2)
10.04	Office Lease (2)
10.05	Security Agreement (2)
10.06	Exchange Agreement dated March 23, 1999 (1)
10.09	Line of Credit Agreement (2)
10.10	Modification to Enrich (Unicity) Agreement (2)
10.11	Exclusive Supply and Distribution Agreement (Sanavive) (3)
10.11(a)	Agreement with Newport Bioceuticals, LLC (2)
10.12	Exclusive Supply and Distribution Agreement (Newport Bioceuticals) (3)
10.13	Exclusive Supply and Distribution Agreement (ChiRx, Inc.) (3)
10.14	Agreement (4)
10.15	Agreement (4)
10.16	Cymbiotics Distribution Agreement (5)
10.17	Proprietary Nutritionals Inc. Agreement (5)
10.18	Tony Gwynn Spokesperson Agreement (5)
10.19	Business Partners Operations Agreement (5)
23.01	Consent of Gary A. Agron (see 5.01 above)
23.02	Consent of Pritchett Siler & Hardy, P.C.—Independent Registered Public Accountants
23.03	Consent of Mayer Hoffman McCann P.C.—Independent Registered Public Accountants

(1)	Incorporated by reference to our Registration Statement on Form SB-1, file number 333-87535, filed on September 22, 1999.
(2)
Incorporated by reference to our Registration Statement on Form SB-2, File Number 333-71756, declared effective on July 26, 2002 and post-effective amendment No. 1 thereto declared effective on August 25, 2003.

(3)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2003.
(4)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2004.
(5)	Incorporated by reference to our Registration Statement on Form SB-2, file number 333-123159 declared effective on March 18, 2005.